Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

Asheville Saving Bank, S.S.B.

Asheville, North Carolina

Conversion Valuation Appraisal Report

Valued as of May 9, 2011

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

May 9, 2011

Board of Directors

Asheville Savings Bank, S.S.B.

11 Church Street

Asheville, North Carolina 28801

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Asheville Savings Bank, S.S.B. (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to ASB Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Application”) with the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Kilpatrick Townsend & Stockton LLP, and the Bank’s independent auditor, Dixon Hughes Goodman LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Asheville Savings Bank, S.S.B.

May 9, 2011

Page Two

It is our opinion that, as of May 9, 2011, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $53,550,000 to $72,450,000 with a midpoint of $63,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $83,317,500. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 5,355,000 shares, a midpoint of 6,300,000 shares, a maximum of 7,245,000 shares, and an adjusted maximum of 8,331,750 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

/s/ Peter W. L. Williams
Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – BUSINESS OF ASHEVILLE SAVINGS BANK, S.S.B.

	General Overview		4
	Financial Condition		11
	Income and Expense Trends		23
	Interest Rate Risk Management		31
	Asset Quality		34
	Office Properties		37
	Market Area		39

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS

	General Overview		51
	Selection Criteria		52
	Recent Financial Comparisons		56

III.	Chapter Three – MARKET VALUE ADJUSTMENTS

	General Overview		70
	Earnings Prospects		71
	Financial Condition		73
	Market Area		74
	Management		75
	Dividend Policy		75
	Liquidity of the Issue		76
	Subscription Interest		77
	Recent Acquisition Activity		78
	Effect of Government Regulations and Regulatory Reform		80
	Stock Market Conditions		80
	New Issue Discount		83
	Adjustments Conclusion		86
	Valuation Approach		86
	Valuation Conclusion		89

IV.	Appendix – EXHIBITS

	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Net Loan Activity	II-4
	II-5	Investment Portfolio Composition	II-5
	II-6	Deposit Account Distribution	II-6
	II-7	Borrowed Funds Distribution	II-7
	II-8	Office Properties	II-8
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Conversion Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES{PRIVATE}

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Asheville Savings Bank, S.S.B. (“Asheville Savings Bank,” “ASB,” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to ASB Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s filing of the Application for Conversion with the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Bank. Our estimate of the pro forma market value of ASB is expressed in the form of a range (“Valuation Range”) based on accepted regulatory guidelines.

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Dixon Hughes Goodman LLP, the audited financial statements of the Bank’s operations for the years ended December 31, 2009 and 2010. We also reviewed and discussed with management other financial matters of the Bank. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

FELDMAN FINANCIAL ADVISORS, INC.

We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF ASHEVILLE SAVINGS BANK, S.S.B.

General Overview

Asheville Savings Bank is a North Carolina chartered mutual savings bank headquartered in Asheville, North Carolina. Founded originally in 1936, the Bank operates as a community-oriented financial institution offering traditional financial services to consumer and businesses in its primary market area. At March 31, 2011, ASB had total assets of $750.7 million, net loans of $472.1 million, total deposits of $616.6 million, and equity capital of $63.3 million or 8.43% of total assets. The Bank is subject to extensive regulation by the North Carolina Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation (“FDIC”), as its deposit insurer. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

ASB is primarily engaged in the business of attracting deposits from the general public and using those funds to originate primarily one- to four-family residential mortgage loans and commercial real estate loans, and, to a lesser extent, home equity loans and lines of credit, consumer loans, construction and land development loans, and commercial and industrial loans. The Bank conducts its lending and deposit activities primarily with individuals and small businesses in its primary market area, which consists of Asheville, North Carolina and the rest of Buncombe County where it operates eight branch offices, as well as Henderson, Madison, McDowell, and Transylvania counties where it has a total of five branch offices.

The Bank has two subsidiaries. Appalachian Financial Services, Inc. was formed to engage in investment activities but is currently inactive. Wenoca, Inc. serves as the Bank’s trustee regarding deeds of trust. Both subsidiaries are organized as North Carolina corporations and do not have a material impact on the Bank’s operating performance.

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The Bank experienced significant growth over the past decade. At December 31, 1999, the Bank had total assets of $364.3 million and nine branch locations. By December 31, 2009, the Bank had expanded its total assets to $749.4 million and operated 13 branch offices. The Bank’s asset base more than doubled over this ten-year period and increased at a compound annual growth rate of 7.5%. In addition, the Bank began to diversify its loan portfolio through the increased origination of commercial real estate and consumer loans. Historically, the Bank had mainly emphasized the origination of one- to four-family residential mortgage loans, which represented 71.5% or $204.0 million of the total loan portfolio of $285.4 million at December 31, 1999. By December 31, 2009, the concentration of residential mortgage loans had declined to 31.9% of the total loan portfolio and amounted to $191.0 million of total loans of $598.1 million. The Bank’s net loan growth was fueled largely by the growth of the commercial real estate loan portfolio, which expanded from $7.5 million at December 31, 1999 to $197.2 million at December 31, 2009. The consumer loan portfolio also expanded, increasing primarily as a result of indirect automobile lending activity. Consumer loans increased from $40.3 million at December 31, 1999 to $86.8 million at December 31, 2009.

The Bank’s asset growth was funded primarily by deposit expansion, supported by increased borrowings and capital accumulation from profitable operations. The Bank reported positive earnings in each year from 2000 to 2009, although its profitability began to decline toward the latter part of the decade due to a narrowed net interest margin attributable mainly to the generally lower interest rate environment and increased provisions for loan losses. In addition, by the end of year-end 2009, the Bank had begun to experience a marked increase in non-performing assets. Total non-performing assets increased from $9.8 million (1.39% of total assets) at year-end 2008 to $20.3 million (2.71% of total assets) and $24.1 million (3.21% of total assets) at year-end 2009 and 2010, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s increased emphasis on commercial mortgage and commercial construction and land development loans has exposed it to losses as the recent economic recession, whose adverse effects were delayed in impacting Western North Carolina, has unfavorably affected businesses and developers in ASB’s market area. The Bank charged off $7.9 million of commercial construction and land development loans and $6.1 million of commercial mortgage loans in 2010. The Bank also suffered recent losses in its residential mortgage loan portfolio, with charge-offs totaling $1.8 million in 2010 on residential mortgage loans. Total charge-offs in the consumer loan portfolio totaled $1.1 million in 2010. The losses in the Bank’s consumer loan portfolio have been related primarily to its indirect financing of automobile loans and, as a result of such losses, ASB has suspended its indirect automobile financing activities. The Bank is continuing to emphasize its commercial mortgage lending activities. However, due to recent economic conditions, the Bank has suspended financing the construction of any properties built on a speculative basis and is emphasizing the origination of commercial mortgage loans secured by owner-occupied properties.

Because of its heightened credit risk exposure, the Bank increased it provision for loan losses to $22.4 million for the year ended December 31, 2010 as compared to $4.7 million for the year ended December 31, 2009. The increase in the provision was deemed necessary by the Bank to replenish the allowance for loan losses that was depleted due to $18.7 million in net charge-offs of non-performing loans in 2010, as well as management’s efforts to increase the allowance for loan losses in response to continued elevated levels of non-performing loans. The

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increased loan loss provision contributed to a net operating loss of $9.5 million for 2009. In addition, the Bank’s equity capital declined from $73.6 million (9.83% of total assets) at December 31, 2009 to $62.9 million (8.38% of total assets) at December 31, 2010. The Bank returned to profitability for the first quarter of 2011 with reported earnings of $585,000 for the three months ended March 31, 2011, as compared to $430,000 for the three months ended March 31, 2010.

The Bank’s primary objective is to operate and grow a profitable community-oriented financial institution serving customers in its primary market area. ASB has sought to achieve this through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. The Bank has implemented a plan to resolve its current asset quality problems and has hired senior management with backgrounds in consumer and commercial banking to help diversify its product offerings, expand its commercial deposit and lending products, and expand its consumer deposit and lending products, while emphasizing high asset quality standards. The Bank’s operating strategies includes the following:

•

Continuing to provide products and services to individuals and businesses in the communities served by its branch offices. ASB has operated continuously as a community-oriented financial institution since it was established in 1936. The Bank is committed to meeting the financial needs of the communities in which it operates, and it is dedicated to providing quality personal service to customers. The Bank provides a broad range of consumer and business financial services through its branch office network and plans to continually seek out ways to improve convenience, safety and service through its product offerings.

•

Continuing to originate residential and commercial mortgage loans. The Bank’s primary lending focus has been and will continue to be aimed at operating as a residential and commercial mortgage lender. ASB originates fixed-rate and adjustable-rate residential and commercial mortgage loans that are retained in its loan portfolio. However, most of the fixed-rate residential mortgage loans originated by the Bank are sold into the secondary market with servicing released. At March 31, 2011, residential mortgage loans totaled $177.8 million, or 36.7% of the total loan portfolio, and commercial mortgage loans totaled $162.7 million, or 33.5% of the

FELDMAN FINANCIAL ADVISORS, INC.

total loan portfolio. Although total residential and commercial mortgage loans have decreased from a high of $388.2 million at December 31, 2009 to $340.5 million at March 31, 2011 as the Bank addressed certain asset quality problems throughout 2009 and 2010 and experienced lower demand for commercial mortgage loans, ASB intends to continue to emphasize its residential and commercial mortgage lending activities.

•

Expanding commercial and industrial lending activities and emphasizing the origination of small business loans. The Bank seeks to expand its commercial and industrial lending activities and to originate an increased number of small business loans. ASB has hired additional experienced lending officers and credit management personnel over the past several years in order to continue to prudently manage this type of lending. Although commercial and industrial lending has decreased recently as the Bank has addressed asset quality issues and experienced decreased loan demand, ASB’s goal is to expand this portion of its portfolio using conservative underwriting practices to increase the overall yield of its loan portfolio.

•

Emphasizing lower cost core deposits to maintain low funding costs. ASB seeks to increase net interest income by controlling costs of funding. As a traditional thrift institution, a larger concentration of its deposit base has consisted of higher balance, higher cost certificates of deposit. Over the past several years, the Bank has attempted to reduce its dependence on traditional higher cost deposits in favor of stable, lower cost demand deposits. The Bank has utilized additional product offerings, technology, and a focus on customer service in working toward this goal. In addition, ASB intends to seek demand deposits by growing commercial banking relationships.

•

Expanding market share within its primary market area. ASB intends to expand its market share in its primary market area by evaluating additional branch expansion opportunities. Subject to favorable market conditions, it is currently the Bank’s goal to continue to open additional branch offices in its primary market area in the years following the Conversion. In addition, ASB is interested in pursuing opportunities to acquire other financial institutions, including through FDIC-assisted transactions, and branches of financial institutions in its primary market area and surrounding areas. However, the Bank currently has no definitive plans or commitments regarding potential acquisition opportunities.

•

Seeking to enhance fee income through investment advisory services. The Bank currently provides a full array of investment services for individuals and small businesses, including full access to financial market instruments such as mutual funds and equities, through a relationship with LPL Financial Services (formerly UVEST Investment Services). For the three months ended March 31, 2010 and 2011, commission income relating to investment advisory services totaled $49,000 and $65,000, respectively. In the future, the Bank intends to continue to enhance its fee income by providing investment advisory services to customers through its relationship with LPL Financial Services.

FELDMAN FINANCIAL ADVISORS, INC.

While the Bank’s present equity capital level is solid at 8.43% of total assets at March 31, 2011, the Bank believes it is a prudent course of action to raise additional capital in order to facilitate its growth objectives and loan diversification, and provide a greater capital cushion in response to the heightened risk profile associated with uncertain economic conditions. The Bank’s equity position recently increased from $62.8 million or 8.38% of total assets at December 31, 2010 to $63.3 million at March 31, 2011, but remains below the level of $73.6 million or 9.82% of total assets at year-end 2009 prior to incurring the net loss in 2010.

As a stock corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

As a stock holding company, the Company also will have greater flexibility than the Bank now has in structuring mergers and acquisitions, including the offer consideration paid in a transaction. The Bank’s current mutual savings bank structure, by its nature, limits its ability to

FELDMAN FINANCIAL ADVISORS, INC.

offer any common stock as consideration in a merger or acquisition transactions. The stock holding company structure will enhance the ability of the Company to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two.

In summary, the Bank’s primary reasons for implementing the Conversion and undertaking the stock offering are to:

•	enhance profitability and earnings through reinvesting and leveraging the offering proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial institutions or financial services companies;

•	enhance the Bank’s ability to compete in its primary market area by offering new products and services; and

•	increase capital to meet anticipated industry-wide increases in regulatory capital requirements; and

•	implement equity compensation plans to retain and attract qualified directors, officers, and staff and to enhance the current incentive-based compensation programs.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended December 31, 2009 and 2010 and as of March 31, 2011. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended December 31, 2009 and 2010 and the three months ended March 31, 2010 and 2011.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of December 31, 2006 to 2010 and March 31, 2011. Table 2 displays relative balance sheet concentrations for the Bank as of similar fiscal year-end periods.

Table 1

Selected Financial Condition Data

As of December 31, 2006 to 2010 and March 31, 2011

(Dollars in Thousands)

	March 31, 2011	December 31,
		2010	2009	2008	2007	2006

Total assets	$750,709	$749,965	$749,307	$705,095	$638,656	$597,034
Cash and cash equivalents	26,436	24,234	23,176	39,384	54,789	54,006
Investment securities available-for-sale	198,596	175,445	90,057	37,362	26,996	23,930
Investment securities held-to-maturity	5,720	5,948	6,958	5,442	10,856	12,523
Federal Home Loan Bank stock	3,970	3,970	3,993	5,020	3,325	2,952
Loans receivable, net	472,097	487,327	588,607	583,692	516,080	482,000
Loans held for sale	1,263	8,386	3,890	2,926	2,548	2,107
Foreclosed real estate	10,506	10,650	3,699	6,272	—	—
Total deposits	616,586	619,757	608,538	535,640	505,290	480,296
Federal Home Loan Bank advances	60,000	60,000	60,000	60,000	50,000	40,000
Overnight and short-term borrowings	1,404	1,008	1,694	31,219	4,561	1,704
Total equity	63,295	62,881	73,649	69,921	71,059	66,822

Source: Asheville Savings Bank, preliminary prospectus.

Asset Composition

The Bank’s total assets amounted to $750.7 million at March 31, 2011, reflecting a marginal 0.2% or $1.4 million increase from total assets of $749.3 million at year-end 2009. The negligible asset growth was primarily due to shrinkage of the loan portfolio by 19.8% or $116.5 million since year-end 2009. Net loans receivable declined from $588.6 million at year-end 2009 to $472.1 million at March 31, 2011 due to reduced loan originations and increased levels of loan sales, charge-off activity, and transfer of foreclosed loans to real estate owned.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2006 to 2010 and March 31, 2011

(Percent of Total Assets)

	March 31,	December 31,
	2011	2010	2009	2008	2007	2006
	(%)	(%)	(%)	(%)	(%)	(%)

Cash and cash equivalents	3.52	3.23	3.09	5.59	8.58	9.05
Investment securities available-for-sale	26.45	23.39	12.02	5.30	4.23	4.01
Investment securities held-to-maturity	0.76	0.79	0.93	0.77	1.70	2.10
Federal Home Loan Bank stock	0.53	0.53	0.53	0.71	0.52	0.49
Loans receivable, net	62.89	64.98	78.55	82.78	80.81	80.23
Loans held for sale	0.17	1.12	0.52	0.41	0.40	0.35
Foreclosed real estate	1.40	1.42	0.49	0.89	—	—
Other assets	4.28	4.53	3.86	3.55	3.77	3.77

Total assets	100.00	100.00	100.00	100.00	100.00	100.00

Total deposits	82.13	82.64	81.21	75.97	79.12	80.45
Federal Home Loan Bank advances	7.99	8.00	8.01	8.51	7.83	6.70
Overnight and short-term borrowings	0.19	0.13	0.23	4.43	0.71	0.29
Other liabilities	1.26	0.84	0.72	1.18	1.21	1.38

Total liabilities	91.57	91.62	90.17	90.08	88.87	88.81
Total equity	8.43	8.38	9.83	9.92	11.13	11.19

Total liabilities and equity	100.00	100.00	100.00	100.00	100.00	100.00

Source: Asheville Savings Bank, preliminary prospectus; Feldman Financial calculations.

As a result of the shrinkage of the loan portfolio, net loans receivable declined from 82.8% of total assets at December 31, 2008 to 62.9% at March 31, 2011. Conversely, the level of securities available for sale increased from 5.3% at December 31, 2008 to 26.5% at March 31, 2011. Total cash and securities increased from $87.2 million or 12.4% of total assets at December 31, 2008 to $234.7 million or 31.3% of total assets at March 31, 2011.

As presented in Exhibit II-3, the Bank’s current loan portfolio includes residential mortgages and commercial mortgage as core products. The largest component of the Bank’s loan portfolio are real estate mortgage loans, primarily one- to four-family residential mortgage loans and commercial mortgage loans, and to a lesser extent, revolving mortgage loans (which consist

FELDMAN FINANCIAL ADVISORS, INC.

of home equity loans and lines of credit), consumer loans, construction and land development loans, and commercial and industrial loans. The Bank originates loans for investment purposes, although it generally sells fixed-rate residential mortgage loans into the secondary market with servicing released. ASB intends to continue to emphasize residential and commercial mortgage lending, while also concentrating on ways to expand its commercial and industrial lending activities with a focus on serving small businesses and emphasizing relationship banking in its primary market area. The Bank does not offer, and has not offered, subprime, Alt-A, or no-documentation mortgage loans.

Residential mortgage loans. Residential mortgage loans totaled $177.8 million or 36.7% of the Bank’s loan portfolio at March 31, 2011. The Bank’s residential lending policies and procedures generally conform to the secondary market guidelines. ASB generally offers a mix of adjustable-rate mortgage loans and fixed-rate mortgage loans with terms of up to 30 years. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Interest rates and payments on the Bank’s adjustable-rate mortgages generally adjust annually after an initial fixed period that typically ranges from one to seven years. Interest rates and payments on adjustable-rate mortgages generally are indexed to the one year U.S. Treasury Constant Maturity Index.

The Bank generally does not make owner-occupied one- to four-family residential real estate loans with loan-to-value ratios exceeding 95%. Loans with loan-to-value ratios in excess of 80% typically require private mortgage insurance. In addition, ASB generally does not make non-owner occupied, one- to four-family residential real estate loans with loan-to-value ratios

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exceeding 80%. The Bank requires all properties securing mortgage loans to be appraised by a Board-approved independent appraiser. The Bank also requires title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas.

Commercial mortgage loans. Commercial mortgage loans totaled $162.7 million or 33.5% of the Bank’s loan portfolio at March 31, 2011. ASB offers fixed-rate and adjustable-rate mortgage loans secured by non-residential real estate and multi-family properties. The Bank’s commercial mortgage loans are generally secured by commercial, industrial and manufacturing, small to moderately-sized office and retail properties, hotels, multi-family properties, and hospitals and churches located in its primary market area. Although ASB has historically made commercial mortgage loans that are secured by both owner-occupied and non-owner occupied properties, the Bank is currently emphasizing the origination of commercial mortgage loans that are secured by owner-occupied properties. At March 31, 2011, $35.6 million or 21.9% of the Bank’s commercial real estate loans were secured by owner-occupied properties.

The Bank originates fixed-rate and adjustable-rate commercial mortgage loans, generally with terms of three to five years and payments based on an amortization schedule of up to 25 years, resulting in “balloon” balances at maturity. For adjustable-rate commercial mortgage loans, interest rates are typically equal to the prime lending rate as reported in the Wall Street Journal plus an applicable margin. Currently, the Bank’s adjustable-rate commercial mortgage loans typically provide for an interest rate floor. Loans are secured by first mortgages, are generally originated with a maximum loan-to-value ratio of 85%, and may require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on

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such loans generally depend on the Bank’s assessment of credit risk after considering such factors as the borrower’s financial condition, credit history, loan-to-value ratio, debt service coverage ratio and other factors, including whether the property securing the loan will be owner-occupied. At March 31, 2011, the Bank’s largest commercial mortgage loan had an outstanding balance of $7.0 million. This loan was originated in November 2009 and is secured by a multi-use property, including a warehouse and office space, located in Fletcher, North Carolina. The loan is currently performing in accordance with its original terms.

Construction and land development loans. Construction and land development loans totaled $35.7 million or 7.4% of the Bank’s loan portfolio at March 31, 2011. The Bank has originated construction and land development loans for commercial properties, such as retail shops and office units, and multi-family properties, and construction and land development loans for one-to four-family homes. At March 31, 2011, commercial construction and land development loans totaled $27.8 million and residential construction and land development loans totaled $7.9 million. Residential construction loans are typically for a term of 12 months with monthly interest only payments, and generally are followed by an automatic conversion to a 15-year to 30-year permanent loan with monthly payments of principal and interest. Except for speculative loans, residential construction loans are generally only made to homeowners and the repayment of such loans generally comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. Interest rates on construction loans are generally tied to an index plus an applicable margin. ASB generally requires a maximum loan-to-value ratio of 80% for all construction loans. The Bank generally disburses funds on a percentage-of-completion basis following an inspection by a third party inspector.

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In the past, the Bank has originated speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination. However, due to recent economic conditions, ASB is no longer emphasizing the origination of speculative construction loans. At March 31, 2011, the Bank had speculative residential construction loans of $3.1 million and speculative commercial construction loans of $9.6 million.

At March 31, 2011, the Bank’s largest construction loan secured by a project being built on speculation was an $8.6 million loan secured by a mixed-use residential condominium, commercial office and retail project located in Western North Carolina. The borrower is in Chapter 11 bankruptcy. Through the bankruptcy process, ASB made an additional loan to a third party totaling $2.3 million. That third party then made a $2.9 million “debtor in possession” loan to the original borrower to facilitate the completion of the building. An interest reserve for the $8.6 million loan was created with a portion of the proceeds of the additional $2.9 million debtor in possession loan. The $2.3 million loan to the third party debtor in possession lender is secured by an assignment of the debtor in possession note. Both of these loans are performing in accordance with their terms. The mixed-use condominium, commercial office and retail project serving as collateral for the original $8.6 million loan consists of 29 residential condominiums, of which one has been sold, 11 commercial office condominiums, of which three have been sold, and eight commercial retail spaces, of which four are currently leased.

The Bank also selectively originates loans to individuals and developers for the purpose of developing vacant land in its primary market area, typically for building an individual’s future residence or, in the case of a developer, residential subdivisions. Land development loans, which are offered for terms of up to 18 months, are generally indexed to the prime rate as reported in

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the Wall Street Journal plus an applicable margin. The Bank generally requires a maximum loan-to-value ratio to 75% of the discounted market value based upon expected cash flows upon completion of the project. ASB also originates loans to individuals secured by undeveloped land held for investment purposes. These loans are typically amortized for no more than 15 years with a three or five year balloon payment. At March 31, 2011, the Bank’s largest land development loan had an outstanding balance of $3.9 million and was performing in accordance with its original terms.

Revolving mortgages and consumer loans. The Bank offers revolving mortgage loans, which consist of home equity loans and lines of credit, and various consumer loans, including automobile loans and loans secured by deposits. At March 31, 2011, revolving mortgage loans amounted to $52.0 million, or 10.7% of total loans, and consumer loans totaled $41.1 million, or 8.5% of the overall loan portfolio. The Bank’s revolving mortgage loans consist of fixed-rate home equity loans with terms of up to 15 years and adjustable-rate lines of credit with interest rates indexed to the prime rate, as published in the Wall Street Journal, plus an applicable margin. Consumer loans typically have shorter maturities and higher interest rates than traditional one- to four-family residential loans. The Bank typically does not originate home equity loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance. Until recently, ASB originated indirect financing for automobile loans. However, this product was suspended because the Bank began experiencing substantial losses on that segment of the loan portfolio. The Bank has indicated that any future restatement of the indirect automobile lending program will be conducted in accordance with prudent underwriting standards.

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Commercial and industrial loans. Commercial and industrial loans totaled $15.8 million or 3.2% of the Bank’s loan portfolio at March 31, 2011. ASB typically offers commercial and industrial loans to small businesses located in its primary market area. Commercial and industrial loans consist of floating rate loans indexed to the prime rate as published in the Wall Street Journal plus an applicable margin and fixed-rate loans for terms of up to 25 years, depending on the collateral type. The Bank’s commercial and industrial loan portfolio consists primarily of loans that are secured by equipment, accounts receivable and inventory, but also includes a smaller amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes.

At March 31, 2011, ASB’s largest commercial and industrial loan was a $2.3 million it made to a third party to finance a debtor in possession loan in connection with its largest speculative construction loan, which is performing in accordance with its original terms. At March 31, 2011, the Bank’s second largest commercial and industrial loan had an outstanding balance of $1.4 million. This loan was originated in October 2009 and is secured by the borrower’s inventory of automobile parts. The loan is currently performing in accordance with its original terms.

As shown in Exhibit II-4, total loan originations decreased from $320.6 million in 2008 to $275.1 million in 2009 and $197.1 million for 2010. The reduction in loan originations was primarily related to decrease volumes of commercial mortgage and indirect automobile loans. Loan sales increased from $50.1 million in 2008 to $116.4 million and $97.1 million for 2009 and 2010, respectively. The Bank generally sells in the secondary market long-term, fixed-rate residential mortgage loans that it originates. The decision by the Bank to sell loans is based on

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prevailing market interest rate conditions, interest rate management, and liquidity needs. Occasionally, the Bank has purchased participation interests in commercial real estate loans to supplement its loan origination volume. At March 31, 2011, participation interests totaled $18.4 million, $11.0 million of which was secured by out-of-market properties.

Exhibit II-5 presents a summary of the Bank’s investment portfolio as of December 31, 2009 and 2010 and March 31, 2011. At March 31, 2011, the Bank’s securities portfolio consisted of securities of U.S. government agencies and corporations, securities of state and local governments, and mortgage-backed securities issued by Freddie Mac, Fannie Mae, and Ginnie Mae. The Bank’s securities portfolio is used to invest excess funds for increased yield, manage interest rate risk, and as collateralization for public unit deposits.

At March 31, 2011, the Bank’s securities portfolio represented 27.2% of total assets ($204.3 million), compared to 6.1% of total assets ($42.8 million) at December 31, 2008 as a result of an increase in liquidity due to increased loan sales and reduced loan originations. As of March 31, 2011, $198.6 million of the securities portfolio was classified as available for sale and $5.7 million of the securities portfolio was classified as held to maturity. The securities portfolio was composed of $63.3 million of U.S. government agency securities, $133.4 million of mortgage-backed securities, and $6.9 million of state and local government securities. In addition, at March 31, 2011, the Bank had $4.0 million of other investments, at cost, which consisted solely of FHLB of Atlanta common stock. Securities increased by $22.9 million, or 12.6% to $204.3 million at March 31, 2011 from $181.4 million at December 31, 2010 primarily as a result of proceeds from loan repayments and sales being invested in securities.

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Total securities increased by $84.4 million, or 87.0%, to $181.4 million at December 31, 2010 from $97.0 million at December 31, 2009 primarily as a result of proceeds from loan repayments and sales being invested in securities. For all periods presented, the Bank’s mortgage-backed and related securities did not include any private label issues or real estate mortgage investment conduits.

Liability Composition

Deposits are the Bank’s major external source of funds for lending and investment purposes. Exhibit II-6 presents a summary of the Bank’s deposit composition as of December 31, 2009 and 2010 and March 31, 2011. Total deposits amounted to $616.6 million or 82.1% of total assets and 89.7% of total liabilities at March 31, 2011. Deposits have been held relatively steady over the past two years, totaling $608.5 million and $619.8 million at December 31, 2009 and 2010, respectively.

ASB accepts deposits primarily from individuals and businesses who are located in its primary market area or who have a pre-existing lending relationship with the Bank. ASB relies on competitive pricing, customer service, account features, and branch office locations to attract and retain deposits. Deposit accounts offered include individual and business checking accounts, money market accounts, individual NOW accounts, savings accounts, and certificates of deposit. Non-interest bearing accounts consist of free checking and commercial checking accounts.

The Bank’s deposit base at March 31, 2011 comprised $280.7 million of certificate accounts (45.5% of total deposits), $135.3 million of NOW accounts (22.0%), $133.1 million of money market accounts (21.6%), $45.0 million of non-interest bearing accounts (7.3%), and $22.5 million of savings accounts (3.6%). Jumbo certificates of deposit, which have minimum balances of $100,000, amounted to $100.7 million or 16.3% of total deposits at March 31, 2011.

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Non-interest bearing and NOW accounts increased by 37.4% and 10.1% for the years ended December 31, 2009 and 2010, respectively, and increased 0.3% during the three months ended March 31, 2011. The increases in demand deposit and NOW accounts were primarily due to customers moving funds out of certificates of deposit and the Bank’s marketing efforts to attract non-interest bearing deposit and NOW accounts. Certificates of deposit decreased by $6.7 million during the three months ended March 31, 2011 and decreased $20.9 million in 2010 from $308.3 million at December 31, 2009 to $287.4 million at December 31, 2010. The decrease reflects management’s continued focus on reducing deposit interest rates to improve the Bank’s net interest margin. A portion of these certificate accounts moved to other types of interest-bearing deposits with the Bank including money market accounts. The Bank’s need for loan funding, ability to invest these funds for a positive return, and consideration of other customer relationships influences its willingness to match competitor’s rates to retain these accounts, which ASB has not been willing to do in recent periods.

The Bank utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread or to meet asset-liability management objectives. The Bank’s borrowings consist of FHLB advances, federal funds purchased, and other short-term borrowings. The Bank’s FHLB advances are fixed-rate borrowings that at the option of the FHLB can be converted to variable rates. If the FHLB exercises its options to convert the fixed-rate advances to variable rates, then ASB can accept the new terms or repay the advance without any prepayment penalty.

FELDMAN FINANCIAL ADVISORS, INC.

As of March 31, 2011, the Bank had $60.0 million in FHLB advances outstanding and the ability to borrow an additional $55.3 million of FHLB advances. The average balance of FHLB advances outstanding amounted to $60.0 million for 2009, 2010, and the three months ended March 31, 2011. Also, as of March 31, 2011, the Bank had $1.4 million of borrowings through securities sold under agreements to repurchase. The weighted average interest rate of outstanding FHLB advances at March 31, 2011 was 4.03%. The weighted average interest rate of outstanding repurchase agreements at March 31, 2011 was 0.22%.

Equity Capital

ASB has historically maintained solid capital levels. Due to a net operating loss of $9.5 million for the year ended December 31, 2010, the Bank’s equity capital declined from $73.6 million or 9.83% of total assets at year-end 2010 to $62.9 million or 8.38% of total assets at year-end 2010. As of March 31, 2011, the Bank’s equity capital of $63.3 million measured 8.43% of total assets.

ASB’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 Leverage Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 8.60%, 13.67%, and 14.94%, respectively, as of March 31, 2011. In comparison, the minimum regulatory requirements under FDIC guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered “well capitalized” as of March 31, 2011.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of ASB’s earnings performance for the years ended December 31, 2006 to 2010 and the three months ended March 31, 2010 and 2011. Table 4 presents a summary of selected operating ratios. Table 5 displays the Bank’s principal income and expense ratios as a percent of average assets. Table 6 presents the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

ASB historically had exhibited a record of above-average profitability, reflecting a trend of relatively stable net interest margins, consistently high levels of non-interest income, and favorable efficiency ratios. The Bank’s return on average assets (“ROA”) indicated an average level of 0.71% for the ten-year period from 2000 to 2009. However, from 2006 to 2010, the Bank’s ROA declined continually from 0.90% in 2006 and 0.75% in 2007 to 0.37% in 2008 and 0.21% in 2009, before dropping to negative 1.25% for 2010. The Bank’s downward trend in profitability was caused by a decreasing net interest margin and increased levels of loan loss provisions. The net loss of $9.5 million sustained in 2010 was attributable to an increased provision for loan losses amounting to $22.4 million.

Three Months Ended March 31, 2010 and 2011

Net income was $585,000 for the quarter ended March 31, 2011 as compared to $430,000 for the quarter ended March 31, 2010. The annualized ROA improved to 0.32% for the first quarter of 2011 versus 0.23% for the 2010 period. The $155,000 or 36.0% earnings increase in the 2011 period was primarily due to a $1.2 million decrease in the loan loss provision, partially offset by decreases of $549,000 in net interest income and $378,000 in non-interest income.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2006 to 2010

And the Three Months Ended March 31, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Interest and dividend income	$7,382	$8,678	$32,815	$35,654	$36,683	$39,091	$35,126
Interest expense	2,304	3,051	11,444	14,772	16,745	19,116	15,751

Net interest income	5,078	5,627	21,371	20,882	19,938	19,975	19,375
Provision for loan losses	657	1,859	22,419	4,655	3,049	932	647

Net interest income (loss) after provision for loan losses	4,421	3,768	(1,048)	16,227	16,889	19,043	18,728

Non-interest income	1,680	2,058	7,683	7,166	5,286	5,686	5,920
Non-interest expense	5,232	5,154	22,167	21,071	18,361	17,395	16,402

Income (loss) before income taxes	869	672	(15,532)	2,322	3,814	7,334	8,246
Income tax provision (benefit)	284	242	(6,074)	791	1,382	2,642	2,983

Net income (loss)	$585	$430	$(9,458)	$1,531	$2,432	$4,692	$5,263

Source: Asheville Savings Bank, preliminary prospectus.

Net interest income decreased by $549,000, or 9.8%, to $5.1 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. Total interest income decreased by $1.3 million, or 14.9%, to $7.4 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, primarily as a result of a 64 basis point decrease in the weighted average yield on interest-earning assets from 4.89% to 4.25%. Increased concentrations of securities versus loans in the generally lower interest rate environment contributed to the lower yield on earning assets. The average balance of investment securities and mortgage-backed securities increased $26.8 million and $56.9 million, or 77.5% and 85.5%, respectively, to $61.4 million and $123.4 million, respectively, for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, primarily as a result of the reinvestment in securities of proceeds from loan repayments and sales.

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Table 4

Selected Operating Ratios

As of or For the Years Ended December 31, 2006 to 2010

And As of or For the Three Months Ended March 31, 2010 and 2011

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Performance Ratios (1)
Return on average assets	0.32%	0.23%	(1.25)%	0.21%	0.37%	0.75%	0.90%
Return on average equity	3.73	2.32	(13.01)	2.14	3.33	6.70	8.10
Interest rate spread (2)	2.76	2.93	2.73	2.69	2.74	2.83	3.06
Net interest margin (3)	2.92	3.17	2.95	2.98	3.15	3.33	3.49
Other expenses to average assets	2.85	2.78	2.92	2.88	2.77	2.77	2.81
Efficiency ratio (4)	77.42	66.95	76.18	75.07	72.79	67.79	64.84

Capital Ratios
Tangible capital as a percent of adjusted total assets	8.43	9.73	8.38	9.83	9.92	11.13	11.19
Tier 1 leverage capital as a percent of average adjusted total assets	8.60	10.13	8.33	10.13	10.98	11.16	11.34
Tier 1 risk-based capital as a percent of average risk-weighted assets	13.67	13.78	13.04	13.72	13.84	15.42	15.59
Total risk-based capital as a percent of average risk-weighted assets	14.94	15.03	14.31	14.98	15.03	16.51	16.67

Asset Quality Ratios
Allowance for loan losses as a percent of total loans	2.60	1.54	2.49	1.50	1.08	0.97	0.95
Allowance for loan losses as a percent of non-performing loans	89.02	51.75	94.43	54.23	180.32	103.00	192.45
Net charge-offs to average outstanding loans during the period	0.58	1.22	3.37	0.34	0.31	0.10	0.14
Non-performing loans as a percent of total loans	2.92	2.98	2.68	2.77	0.60	0.94	0.50
Non-performing assets as a percent of total assets	3.29	2.82	3.21	2.71	1.39	0.77	0.40

Other Data
Number of offices	13	13	13	13	13	12	12
Number of deposit accounts	71,389	64,965	72,297	64,623	55,572	49,614	49,654
Number of loans	10,356	12,871	10,417	13,766	15,449	21,816	21,585

(1)	Performance ratios for the three months ended March 31, 2010 and 2011 are annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4)	Represents other expenses divided by the sum of net interest income and other income.

Source: Asheville Savings Bank, preliminary prospectus.

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The provision for loan losses was $657,000 for the three months ended March 31, 2011 compared to $1.9 million for the three months ended March 31, 2010. The decrease in the provision was due to fewer charge-offs on the loan portfolio and lower loan balances. The allowance for loan losses had been bolstered significantly during the year ended December 31, 2010. The allowance for loan losses as a percent of total loans was 2.60% at March 31, 2011, as compared to 1.54% at March 31, 2010. The allowance for loan losses as a percent of non-performing loans was 89.0% at March 31, 2011, as compared to 51.8% at March 31, 2010.

Non-interest income decreased $378,000 to $1.7 million during the March 2011 quarter from $2.1 million for the March 2010 quarter. Factors that contributed to the decrease in non-interest income during the 2011 period were no gains on the sale of securities for the March 2011 quarter compared to gains on the sale of securities of $486,000 for the March 2010 quarter and a $96,000 decrease in fees on deposit and other service charge income, partially offset by a $33,000 increase in fees related to debit cards and a $157,000 increase in mortgage banking income resulting from an increase in refinanced mortgage loans that were sold during the period.

Non-interest expense increased $78,000 for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. Foreclosed property expenses increased $72,000 and salary and benefits expense decreased by $54,000 primarily due to a reduction in accruals under the management incentive plan. Data processing fees increased by $66,000 during the three months ended March 31, 2011 as a result of expenses related to additional data processing services, and advertising expenses decreased $103,000 during the three months ended March 31, 2011 compared to the three months ended March 31, 2010. The annualized ratio of non-interest expense to average assets increased from 2.78% to 2.85% over the observed periods.

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Table 5

Income Statement Ratios

For the Years Ended December 31, 2006 to 2010

And the Three Months Ended March 31, 2010 and 2011

(Percent of Average Assets)

	Three Months Ended March 31,		Year Ended December 31,
	2011(1)	2010(1)	2010	2009	2008	2007	2006

Interest and dividend income	4.02%	4.68%	4.32%	4.88%	5.53%	6.22%	6.02%
Interest expense	1.25	1.65	1.51	2.02	2.52	3.04	2.70

Net interest income	2.77	3.03	2.81	2.86	2.01	3.18	3.32
Provision for loan losses	0.36	1.00	2.95	0.64	0.46	0.15	0.11

Net interest income (loss) after provision for loan losses	2.41	2.03	(0.14)	2.22	2.55	3.03	3.21

Non-interest income	0.92	1.11	1.01	0.98	0.80	0.91	1.01
Non-interest expense	2.85	2.78	2.92	2.88	2.77	2.77	2.81

Income (loss) before income taxes	0.47	0.36	(2.05)	0.32	0.58	1.17	1.41
Income taxes	0.15	0.13	(0.80)	0.11	0.21	0.42	0.51

Net income (loss)	0.32%	0.23%	(1.25)%	0.21%	0.37%	0.75%	0.90%

(1)	Ratios for the three months ended March 31, 2010 and 2011 are annualized.

Source: Asheville Savings Bank, preliminary prospectus; Feldman Financial calculations.

Years Ended December 31, 2009 and 2010

ASB incurred a net loss of $9.5 million for the year ended December 31, 2010 compared to net income of $1.5 million for the year ended December 31, 2009, primarily due to a $17.8 million increase in the provision for loan losses to $22.4 million in 2010 versus $4.7 million in 2009. The significant increase in the provision for loan losses was due to an increase of $16.7 million in net loan charge-offs from $2.0 million in 2009 to $18.7 million in 2010. The Bank’s primary source of income during each of the years ended December 31, 2009 and 2010 was net interest income, which increased from $20.9 million at December 31, 2009 to $21.4 million at December 31, 2010. Non-interest income increased by $517,000 during the year ended December 31, 2010, while non-interest expense increased by $1.1 million during 2010.

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Net interest income increased by $489,000, or 2.3%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to a decrease in interest on loans, which was offset by an increase in income from securities, as well as a decrease in interest expense. Total interest income decreased by $2.8 million, or 8.0%, as loan interest income decreased by $4.2 million, or 12.8%, during the year ended December 31, 2010, due primarily to a decrease in average loan balances of $44.0 million, or 7.2%, primarily because loan charge-offs and loan repayments were not replaced by new loan originations, and a 32 basis point decrease in the yield earned on loans during fiscal 2010. Income from securities increased by $1.3 million primarily due to an increase in the average balance of investment securities and mortgage-backed and related securities of $31.4 million and $37.4 million, respectively, the effect of which was partially offset by a decrease in the yield earned on investment securities and mortgage-backed and related securities of 139 basis points and 103 basis points, respectively. The increased balance of investment securities and mortgage-backed and related securities was primarily due to the reinvestment into securities of proceeds from loan repayments and sales and as well as deposit growth. Total interest expense decreased by $3.3 million, or 22.5%, during the year ended December 31, 2010, primarily resulting from a 61 basis point decrease in the cost of interest-bearing liabilities, the effect of which was partially offset by a $22.6 million, or 3.7%, increase in average interest-bearing liabilities. Interest-bearing liabilities increased due primarily to an increase in the average balance of deposits of $25.5 million, or 4.6%, principally due to growth in NOW and money market accounts. The cost of interest bearing liabilities decreased primarily due to a decrease of 68 basis points in the cost of deposits. The decrease in the cost of deposits was due primarily to the Bank’s continued focus on reducing deposit interest rates by not aggressively competing for certificates of deposit.

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Table 6

Yield and Cost Summary

For the Years Ended December 31, 2008 to 2010

And the Three Months Ended March 31, 2010 and 2011

And as of March 31, 2011

	As of March 31, 2011	Three Mos. Ended March 31,		Year Ended December 31,
		2011	2010	2010	2009	2008
Weighted Average Yields
Interest-bearing deposits	0.25%	0.24%	0.26%	0.27%	0.24%	2.35%
Loans receivable (1)	4.96	5.05	5.26	5.07	5.39	6.05
Investment securities	2.51	2.56	3.90	3.13	4.52	5.77
Mortgage-backed and related securities	2.84	2.57	3.74	3.07	4.09	4.73
Other interest-earning assets	0.79	0.82	0.30	0.38	0.20	4.16
Total interest-earning assets	4.18	4.25	4.89	4.52	5.09	5.79

Weighted Average Costs
NOW accounts	0.81	0.95	1.62	1.39	1.58	1.12
Money market accounts	0.56	0.55	0.96	0.84	1.24	1.99
Savings accounts	0.31	0.32	0.38	0.35	0.40	0.50
Certificates of deposit	1.70	1.73	2.18	2.00	2.96	4.01
Total interest-bearing deposits	1.17	1.22	1.75	1.56	2.24	2.96
FHLB advances	4.04	4.03	4.03	4.03	4.03	3.77
Overnight and short-term borrowings	0.22	0.47	0.27	0.25	0.37	3.40
Total interest-bearing liabilities	1.44	1.49	1.96	1.79	2.40	3.05

Net interest spread (2)	2.74	2.76	2.93	2.73	2.69	2.74
Net interest margin (3)	NA	2.92	3.17	2.95	2.98	3.15

(1)	Includes non-accrual loans for the respective periods.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.

Source: Asheville Savings Bank, preliminary prospectus.

The provision for loan losses was increased to $22.4 million for the year ended December 31, 2010 as compared to $4.7 million for the year ended December 31, 2009. The increase in the provision was necessary to replenish the allowance for loan losses that was depleted due to $18.7 million in net charge-offs of non-performing loans in 2010, as well as management’s efforts to increase the allowance for loan losses in response to continued elevated levels of non-performing loans, which increased from $3.6 million at December 31, 2008 to $16.6 million and $13.4

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million at December 31, 2009 and 2010, respectively. Net charge-offs of $2.1 million and $18.7 million were recognized in 2009 and 2010, respectively. The allowance is determined based upon management’s analysis of historical loss, as well as updated calculations for allowances needed for impaired loans. Among the qualitative risk factors that the Bank considers in determining the loss percentages include current industry conditions, unemployment rates, the levels and trends of delinquencies, percentage of classified loans to total loans, charge-offs, bankruptcy filings, and collateral values in its primary market area.

Non-interest income increased $517,000, or 7.2%, to $7.7 million in 2010 as compared to $7.2 million for 2009. The increase in non-interest income was primarily the result of an increase of $259,000 in gains realized from sales of investment securities, a $178,000 increase in income from debit card services, and a $76,000 increase in deposit and other service charge income, partially offset by a decrease of $14,000 in mortgage banking income. The ratio of non-interest income to average assets increased moderately from 0.98% in 2009 to 1.01% in 2010.

Non-interest expense increased by $1.1 million or 5.2% to $22.2 million for 2010 as compared to $21.1 million for 2009. The primary factors for the increase were a $2.0 million increase in foreclosed property expenses as a result of higher provisions for write-downs of foreclosed properties and a $126,000 increase in professional and outside services, partially offset by a $722,000 decrease in salaries and employee benefits due primarily to the decision to limit accrued payouts in 2010 under the Bank’s management incentive and long-term incentive plans, as well as a $377,000 decrease in federal deposit insurance premiums due to a special assessment in 2009. The ratio of non-interest expense to average assets increased moderately from 2.88% in 2009 to 2.92% for 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

ASB seeks to manage the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect the Bank’s earnings while decreases in interest rates may beneficially affect its earnings. To reduce the potential volatility of its earnings, the Bank has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.

ASB’s strategy for managing interest rate risk emphasizes: (i) adjusting the maturities of borrowings; (ii) adjusting the investment portfolio mix and duration; and (iii) generally selling in the secondary market substantially all newly originated fixed-rate one- to four-family residential mortgage loans. The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of derivative financial instruments.

Management actively monitors and manages the Bank’s interest rate risk exposure. The Bank has an Asset-Liability Management Committee, which includes members of management, to communicate, coordinate, and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing, and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits, and profitability goals. The Bank’s overriding goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

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The Bank measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 7 summarizes the interest rate sensitivity of the Bank’s NPV and projected net interest income as of March 31, 2011, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.

As shown in Table 7 the Bank’s NPV and projected net interest income would be negatively impacted by an immediate increase or decrease in interest rates from current levels. Table 7 indicates that the Bank’s NPV was $89.1 million as of March 31, 2011. Based upon the assumptions utilized, an immediate 100 basis point increase in market interest rates would result in a $5.4 million decrease in the Bank’s NPV and $715,000 decrease in projected net interest income. An immediate 200 basis point increase in market interest rates would result in a $13.5 million decrease in the Bank’s NPV and a $1.5 million decrease in projected net interest income. Similarly, an immediate 100 basis point decrease in market interest rates would result in a $7.0 million decrease in the Bank’s NPV and a $919,000 decrease in projected net interest income.

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Table 7

Interest Rate Risk Analysis

As of March 31, 2011

(Dollars in Thousands)

	Net Portfolio Value of Equity			Projected Net Interest Income
Change in Interest Rates(1) (basis points)	Estimated NPV(2)	Change from Base (000s)	Change from Base (%)	Net Interest Income (000s)	Change from Base (000s)	Change from Base (%)

+ 300 b.p.	$68,639	$(20,425)	(22.9)%	$20,292	$(1,992)	(8.9)%

+ 200 b.p.	75,529	(13,536)	(15.2)%	20,745	(1,539)	(6.9)%

+ 100 b.p.	83,679	(5,385)	(6.0)%	21,569	(715)	(3.2)%

0 b.p.	89,065	—	—	22,284	—	—

- 100 b.p.	82,107	(6,957)	(7.8)%	21,365	(919)	(4.1)%

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet items.

Source: Asheville Savings Bank, preliminary prospectus.

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Asset Quality

Table 8 summarizes the Bank’s total non-performing assets (“NPAs”) as of December 31, 2006 to 2010 and March 31, 2011. Historically, ASB had exhibited an excellent record of asset quality until experiencing an upturn in NPAs during 2009. The Bank’s ratio of non-performing assets to total assets increased from 1.39% at year-end 2008 to 2.71% and 3.21% at year-end 2009 and 2010, respectively. As of March 31, 2011, the ratio of NPAs to assets was 3.29%. The Bank experienced increases in non-accrual loans and foreclosed assets in its portfolios of commercial mortgage, construction and land development, and residential mortgage loans. As of March 31, 2011, the Bank’s non-performing assets totaled $24.7 million and comprised $10.5 million of real estate owned (“REO”), $5.3 million in commercial mortgages, $4.7 million of commercial construction and land development loans, and $3.3 million of residential mortgages. In addition to non-performing assets, the Bank also had $11.6 million of performing troubled debt restructurings, which are loans that have been modified through term extensions or other concessions to help borrowers stay current and avoid foreclosure.

In order to reflect the increased risk inherent in the loan portfolio, the Bank increased its loan loss provision from $4.7 million in 2009 to $22.4 million for 2010, reflecting the increased levels of non-performing assets and loan charge-offs. Total charge-offs increased from $2.2 million in 2009 to $18.9 million in 2010, including $7.9 million of commercial construction and land development loans and $6.1 million of commercial mortgage loans. As a result, the loan loss allowance increased by $3.7 million from $9.0 million or 1.50% of total loans at year-end 2009 to $12.7 million or 2.49% of total loans at year-end 2010. At March 31, 2011, the loan loss allowance was $12.6 million, measuring 2.60% of total loans and 89.0% of non-performing loans.

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Table 8

Non-performing Assets Summary

As of December 31, 2006 to 2010 and March 31, 2011

(Dollars in Thousands)

	March 31,	December 31,
	2011	2010	2009	2008	2007	2006
Non-accrual loans
Commercial:
Construction and land development	$4,744	$5,205	$438	$—	$2,949	$93
Commercial mortgage	5,319	3,810	6,666	—	—	787
Other commercial real estate	—	—	—	—	—	—
Commercial and industrial	308	377	1,408	—	—	—

Total non-accrual commercial loans	10,371	9,392	8,512	—	2,949	880

Non-commercial:
Construction and land development	280	553	456	—	—	—
Residential	3,259	3,194	5,558	—	—	—
Revolving mortgage	239	191	489	—	—	—
Consumer	41	94	1,463	—	37	33

Total non-accrual non-commercial loans	3,819	4,032	7,966	—	37	33

Total non-accrual loans	14,190	13,424	16,478	—	2,986	913

Accruing loans past due 90 days or more
Commercial:
Construction and land development	—	—	—	12	13	550
Commercial mortgage	—	—	—	—	—	38
Other commercial real estate	—	—	—	—	—	—
Commercial and industrial	—	—	—	68	3	9

Total accruing comm. loans past due 90+ days	—	—	—	80	16	597

Non-commercial:
Construction and land development	—	—	—	374	—	—
Residential	—	—	91	1,790	849	301
Revolving mortgage	—	—	—	525	456	168
Consumer	—	—	15	782	619	431

Total accruing non-comm. past due 90+ days	—	—	106	3,471	1,924	900

Total accruing loans past due 90+ days	—	—	106	3,551	1,940	1,497

Total non-performing loans (non-accrual and 90 days or more past due)	14,190	13,424	16,584	3,551	4,926	2,410

Real estate owned	10,506	10,650	3,699	6,272	—	—
Other non-performing assets	—	—	—	—	—	—

Total non-performing assets	24,696	24,074	20,283	9,823	4,926	2,410
Performing troubled debt restructurings (1)	11,575	18,246	21,216	—	199	513

Performing troubled debt restructurings and total non-performing assets	$36,271	$42,230	$41,499	$9,823	$5,125	$2,923

Total non-performing loans to total loans	2.92%	2.68%	2.77%	0.60%	0.94%	0.50%
Total non-performing loans to total assets	1.89%	1.79%	2.21%	0.50%	0.77%	0.40%
Total non-performing assets and troubled debt restructurings to total assets	3.29%	3.21%	2.71%	1.39%	0.77%	0.40%
Performing troubled debt restructurings and total non-performing assets to total assets	4.83%	5.64%	5.54%	1.39%	0.80%	0.49%

(1)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on non-accrual status and are included in non-accrual loans above.

Source: Asheville Savings Bank, preliminary prospectus.

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Table 9

Allowance for Loan Loss Summary

For the Years Ended December 31, 2006 to 2010

And the Three Months Ended March 31, 2011

(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Allowance for loan losses at beginning of period	$12,676	$8,994	$8,994	$6,403	$5,074	$4,638	$4,640

Provision for loan losses	657	1,859	22,419	4,655	3,049	931	647

Charge-offs
Commercial:
Construction and land development	23	930	7,926	—	488	—	—
Commercial mortgage	109	—	6,074	—	—	—	—
Commercial and industrial	14	160	692	214	—	—	—

Total commercial loans	146	1,090	14,692	214	488	—	—

Non-commercial:
Constr. and land dev. (1-4 family residential)	78	148	351	94	—	—	—
Residential mortgage	181	131	1,767	82	—	—	17
Revolving mortgage	274	120	919	199	—	—	—
Consumer	125	328	1,134	1,604	1,405	681	899

Total non-commercial loans	658	727	4,171	1,979	1,405	681	916

Total charge-offs	804	1,817	18,863	2,193	1,893	681	916

Recoveries
Commercial:
Construction and land development	—	—	—	—	31	—	—
Commercial mortgage	—	—	—	—	—	—	—
Other commercial real estate	—	—	—	—	—	—	—
Commercial and industrial	66	2	12	9	—	—	—

Total commercial loans	66	2	12	9	31	—	—

Non-commercial:
Constr. and land dev. (1-4 family residential)	1	—	—	—	—	—	—
Residential mortgage	1	—	—	—	—	—	—
Revolving mortgage	7	—	—	1	—	—	—
Consumer	28	36	115	120	142	185	237

Total non-commercial loans	37	36	115	121	142	185	237

Total recoveries	103	38	127	130	173	185	237

Net charge-offs	701	1,779	18,737	2,064	1,720	496	679

Allowance for loan losses at end of period	$12,632	$9,074	$12,676	$8,994	$6,403	$5,074	$4,638

Allowance for loan losses to non-performing Loans	89.02%	51.75%	94.43%	54.23%	180.32%	103.00%	192.45%
Allowance for loan losses to total loans outstanding at the end of the period	2.60%	1.54%	2.49%	1.50%	1.08%	0.97%	0.95%
Net charge-offs to average loans outstanding during the period	0.58%	1.22%	3.37%	0.34%	0.31%	0.10%	0.13%

Source: Asheville Savings Bank, preliminary prospectus.

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Office Properties

ASB currently conducts business from its 13 branch offices. Exhibit II-8 provides certain information relating to the Bank’s office properties as of March 31, 2011. A map of the Bank’s branch office network is presented below. Six branch offices are located in Buncombe County, two in Henderson County, and one each in Madison, McDowell, and Transylvania counties.

Table 10 provides deposit data for the Bank’s branch offices from June 30, 2005 to June 30, 2010. The Bank’s deposits increased by a compound annual growth rate (“CAGR”) of 7.0% over this period with the bulk of the deposit increase occurring in Buncombe and Henderson counties. Approximately 69% of the Bank’s deposits as of June 30, 2010 were maintained in Buncombe County branches, followed by approximately 11% in Henderson County branches and 9% in the McDowell County branch.

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Table 10

Branch Office Deposit Data

		June 30,			‘09-‘10	‘05-‘10
		2005	2009	2010	CAGR	CAGR
Address	City	($000s)	($000s)	($000s)	(%)	(%)

Buncombe County
11 Church Street	Asheville	$59,183	$84,627	$96,621	14.17	10.30
1879 Hendersonville Road	Asheville	47,906	69,133	67,390	(2.52)	7.06
300 West State Street	Asheville	47,262	56,356	59,861	6.22	4.84
10 South Tunnel Road	Asheville	44,994	54,068	54,836	1.42	4.04
778 Merrimon Avenue	Asheville	43,241	57,035	59,696	4.67	6.66
1012 Patton Avenue	Asheville	48,265	50,839	50,702	(0.27)	0.99
5 Old Eastwood Village Blvd.	Asheville	13,099	26,538	25,630	(3.42)	14.37
907 Smoky Park Highway	Candler	7,771	23,183	27,129	17.02	28.41

Henderson County
601 North Main Street	Hendersonville	34,630	51,882	55,683	7.33	9.96
3551 Hendersonville Road	Fletcher	—	7,284	9,368	28.61	NA

Madison County
105 North Main Street	Mars Hill	29,212	36,874	38,045	3.18	5.43

McDowell County
162 North Main Street	Marion	48,847	55,979	54,694	(2.30)	2.29

Transylvania County
2 Market Street	Brevard	12,014	29,482	28,355	(3.82)	18.74

Deposits By County ($000s)
Buncombe County		303,950	398,596	414,736	4.05	6.41
Henderson County		34,630	59,166	65,051	9.95	13.44
Madison County		29,212	36,874	38,045	3.18	5.43
McDowell County		48,847	55,979	54,694	(2.30)	2.29
Transylvania County		12,014	29,482	28,355	(3.82)	18.74

Total Deposits		$428,653	$580,097	$600,881	3.58	6.99

Deposits By County (%)
Buncombe County		70.91	68.71	69.02
Henderson County		8.08	10.20	10.83
Madison County		6.81	6.36	6.33
McDowell County		11.40	9.65	9.10
Transylvania County		2.80	5.08	4.72

Total Deposits		100.00	100.00	100.00

Source: SNL Financial.

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Market Area

Overview of Market Area

ASB is headquartered in Asheville, North Carolina, the county seat of Buncombe County, and considers its primary market area to comprise Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and the surrounding areas. Asheville is the largest city in Western North Carolina based on population and Asheville and Buncombe County are the principal city and county, respectively, in the Asheville Metropolitan Statistical Area (“MSA”), which is composed of Buncombe, Haywood, Henderson, and Madison counties. In addition to the Asheville MSA, the Greater Asheville Area is generally considered to include Jackson, McDowell, Polk, Rutherford, Transylvania, and Yancey counties. ASB operates a branch network encompassing 13 offices located in the Asheville MSA. The Bank has eight branch offices in Buncombe County, two branches in Henderson County, and one branch each in Madison, McDowell, and Transylvania counties.

Asheville is located in the heart of the Blue Ridge Mountains, which are part of the Appalachian Mountain range. The city is positioned at the confluence of the French Broad River and the Swannanoa River, and situated on a plateau in the Blue Ridge Mountains. Asheville is both a valley and mountain town, and its climate is mild and temperate with four distinct seasons. The surrounding mountains insulate the valley and are responsible for the moderate weather, which allows residents to enjoy outdoor activities year round. In addition, the Asheville metropolitan area has a vibrant cultural and arts community that parallels that of many larger cities in the United States and is home to a number of historical attractions, the most prominent of which is the Biltmore Estate, a historic mansion with gardens and a winery that draws

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approximately 900,000 tourists each year. Due to its scenic location and diverse cultural and historical offerings, the Asheville MSA has become a popular destination for tourists, which has historically positively impacted the local economy. Furthermore, affordable housing prices, combined with the region’s favorable climate, scenic surroundings and cultural attractions, have also made the Asheville MSA an increasingly attractive destination for retirees seeking to relocate from other parts of the United States.

Table 11 presents comparative demographic data for the United States, the state of North Carolina, and the Asheville MSA. Also included in Table 11 is demographic information for McDowell and Transylvania counties. The Asheville MSA had a population of approximately 421,000 in 2010, which represented an increase of 14.0% over the prior decade and surpassed the nationwide population growth rate of 10.6%. Over the five-year period from 2010 to 2015, the population in the Asheville MSA is projected to increase by 5.5% to approximately 444,000. The population growth has been fueled by in-migration of residents from the retiring baby-boom generation. The median age in the Asheville MSA is 43.3 years as compared to the national median of 37.0 years. Within the Asheville MSA, the most populous county is Buncombe County with a total of approximately 235,000 residents, followed by Henderson County with nearly 107,000 residents. Buncombe County’s population increased by 13.9% from 2000 to 2010 and is projected to expand by 5.7% from 2010 to 2015. Henderson County’s population increased by 19.9% over the past decade and is forecast to increase by 7.8% from 2010 to 2015. At the present time, ASB is emphasizing expansion of its operations in Henderson County, where it operates two branch offices. Smaller population totals were evident in McDowell County (45,000), Transylvania County (31,000), and Madison County (21,000) with projected growth rates over the next five years in the 2% to 3% range.

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Table 11

Selected Demographic Data

	United	North	Asheville	McDowell	Transylvania
	States	Carolina	MSA	County	County

Total Population
2010 - Current	311,212,863	9,552,054	420,918	44,846	31,327
2015 - Projected	323,209,391	10,345,227	444,059	45,775	32,234
% Change 2000-10	10.59%	18.67%	14.02%	6.39%	6.79%
% Change 2010-15	3.85%	8.30%	5.50%	2.07%	2.90%

Age Distribution, 2010
0 - 14 Age Group	20.08%	19.59%	16.81%	18.40%	14.80%
15 - 34 Age Group	27.22%	26.71%	22.12%	23.23%	20.65%
35 - 54 Age Group	28.03%	29.08%	28.52%	29.56%	25.03%
55- 69 Age Group	15.54%	15.96%	19.72%	18.13%	22.96%
70+ Age Group	9.12%	8.66%	12.83%	10.67%	16.56%

Median Age (years)	37.0	37.6	43.3	40.6	47.9

Total Households
2010 - Current	116,761,140	3,761,099	179,985	18,045	13,543
2015 - Projected	121,359,607	4,088,898	191,081	18,530	14,046
% Change 2000-10	10.69%	20.09%	16.65%	8.68%	9.93%
% Change 2010-15	3.94%	8.72%	6.16%	2.69%	3.71%

Median Household Income
2010 - Current	$54,442	$50,887	$45,954	$40,053	$49,512
2015 - Projected	$61,189	$57,697	$53,092	$45,345	$55,171
% Change 2000-10	29.12%	29.85%	26.51%	23.53%	27.83%
% Change 2010-15	12.39%	13.38%	15.53%	13.21%	11.43%

Average Household Income
2010 - Current	$70,173	$63,346	$55,978	$47,313	$56,794
2015 - Projected	$79,340	$70,818	$61,889	$51,854	$62,425
% Change 2000-10	23.88%	23.66%	19.16%	17.27%	17.87%
% Change 2010-15	13.06%	11.80%	10.56%	9.60%	9.91%

Per Capita Income
2010 - Current	$26,739	$25,349	$24,288	$19,483	$25,015
2015 - Projected	$30,241	$28,417	$27,010	$21,487	$27,712
% Change 2000-10	23.87%	24.83%	21.06%	20.94%	20.46%
% Change 2010-15	13.10%	12.10%	11.21%	10.29%	10.78%

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Table 11 (continued)

Selected Demographic Data

	United States	North Carolina	Asheville MSA	McDowell County	Transylvania County

Household Net Worh
Median	$93,084	$79,981	$75,541	$47,003	$105,140
Average	$418,865	$385,990	$361,236	$231,217	$376,037

Current Household Net Worth
$0 - $35,000	34.96%	37.22%	37.36%	43.98%	31.82%
$35,000 - $100,000	16.38%	17.00%	18.60%	22.80%	16.92%
$100,000 - $250,000	19.13%	18.58%	19.67%	17.17%	21.62%
$250,000 - $500,000	12.97%	12.28%	11.12%	8.19%	16.12%
$500,000+	16.56%	14.92%	13.25%	7.85%	13.52%

Total Number of Owner
Occupied Housing Units
2010 - Current	76,868,769	2,607,757	132,724	13,940	10,718
2015 - Projected	80,072,859	2,839,374	141,113	14,318	11,130
% Change 2000-10	10.10%	20.04%	16.65%	8.72%	9.58%
% Change 2010-15	4.17%	8.88%	6.32%	2.71%	3.84%

Value of Owner Occupied
Housing Units
2007 - Median	$201,000	$150,700	$190,200	$100,700	$173,400
2009 - Median	$185,200	$155,500	$193,000	$115,300	$178,400
% Change 2007-09	-7.9%	3.2%	1.5%	14.5%	2.9%

Current Value of Owner
Occupied Housing Units
$0 - $100,000	27.39%	32.58%	34.37%	46.15%	25.20%
$100,000 - $200,000	34.48%	40.15%	33.47%	40.11%	37.72%
$200,000 - $300,000	17.08%	15.70%	17.24%	9.38%	19.72%
$300,000 - $500,000	12.49%	7.81%	10.17%	3.09%	11.89%
$500,000 +	8.56%	3.76%	4.75%	1.27%	5.47%

Unemployment Rates
2009 Annual Average	9.3%	10.8%	9.0%	14.8%	9.0%
2010 Annual Average	9.6%	10.6%	8.5%	12.7%	9.2%
March 2011	8.8%	9.7%	8.1%	12.3%	9.0%

Source: SNL Financial, ESRI, and U.S. Census Bureau.

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The economy of the Asheville MSA constitutes a diverse cross section of employment sectors, with a mix of educational and health services, retail and wholesale trade, leisure and hospitality, and manufacturing. There is no single employer or industry upon which a significant concentration of the labor force is dependent. Table 12 provides comparative employment sector data for the United States, North Carolina, and the Asheville MSA. Table 13 presents a summary of the largest employers in the Asheville MSA.

The Asheville MSA labor force comprised nearly 165,000 workers with the largest concentration in the educational and health services sector, numbering approximately 43,000 employees of 26.1% of total employment as compared to the national level of 21.6%. The Asheville MSA is home to University of North Carolina at Asheville, Montreat College, Warren Wilson College, Mars Hill College, and Asheville-Buncombe Technical Community College. Mission Health System Inc., based in Asheville, is the state’s sixth largest health system and the tertiary care regional referral center for western North Carolina. The health care sector has especially been a targeted growth area, along with advanced manufacturing technology. The leisure and hospitality industry remains an important sector in the Asheville MSA with The Biltmore Company and The Grove Park Inn Resort and Spa serving as the primary employers.

The unemployment rate in the Asheville MSA has hovered below the national and state rates in recent years, while the North Carolina rate has slightly exceeded the national rate. The unemployment rate for the Asheville MSA measured 8.1% in March 2011, below the national and state rates of 8.8% and 9.7%, respectively. Buncombe County and Henderson County reported March 2011 unemployment rates of 8.1% and 8.3%, respectively, as compared to 9.8% for Transylvania County, 10.2% for Madison County, and 12.3% for McDowell County.

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Table 12

Comparative Employment Concentrations

Average for the Quarter Ended September 30, 2010

Industry Sector	United States	North Carolina	Asheville MSA

Number Employed
Educational and Health Services	27,101,257	873,681	42,986
Retail and Wholesale Trade	20,009,725	605,478	27,365
Professional and Business Services	17,075,069	495,101	15,511
Leisure and Hospitality	13,997,471	412,827	23,505
Manufacturing	11,625,614	434,019	18,225
Public Administration	7,621,682	243,725	9,719
Financial Activities	7,422,070	196,699	5,505
Construction	5,832,636	179,646	7,809
Transportation and Utilities	5,524,448	135,852	5,482
Other Services	4,434,131	94,110	4,791
Information	2,849,791	69,383	1,924
Natural Resources and Mining	1,942,826	35,165	1,696
Unclassified	169,887	1,789	65

Total Employment	125,606,605	3,777,475	164,583

Percent of Total
Educational and Health Services	21.6%	23.1%	26.1%
Retail and Wholesale Trade	15.9%	16.0%	16.6%
Professional and Business Services	13.6%	13.1%	9.4%
Leisure and Hospitality	11.1%	10.9%	14.3%
Manufacturing	9.3%	11.5%	11.1%
Public Administration	6.1%	6.5%	5.9%
Financial Activities	5.9%	5.2%	3.3%
Construction	4.6%	4.8%	4.7%
Transportation and Utilities	4.4%	3.6%	3.3%
Other Services	3.5%	2.5%	2.9%
Information	2.3%	1.8%	1.2%
Natural Resources and Mining	1.5%	0.9%	1.0%
Unclassified	0.1%	0.0%	0.0%

Total Employment	100.0%	100.0%	100.0%

Source:	U.S. Department of Labor, Bureau of Labor Statistics;

Employment Security Commission of North Carolina.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Major Employers in the Asheville Area

Company / Organization	Industry Description	Employees
Buncombe County Public Schools	Educational Services	3,000+
Mission Health System and Hospital	Hospitals	3,000+
City of Asheville	Executive, Legislative, & Other General Govt.	1,000-2,999
The Biltmore Company	Museums, Historical Sites & Similar Institutions	1,000-2,999
Buncombe County Government	Executive, Legislative, & Other General Govt.	1,000-2,999
The Grove Park Inn Resort & Spa	Accommodation	1,000-2,999
Ingles Markets, Inc. (Home Office Buncombe County)	Food & Beverage Stores	1,000-2,999
VA Medical Center-Asheville Dept. of Veterans Affairs	Hospitals	1,000-2,999
BorgWarner Turbo & Emissions Systems	Transportation Equip. Manufacturing	750-999
CarePartners	Nursing & Residential Care Facilities	750-999
Eaton Corporation - Electrical Division	Electrical Equip., Appliance & Component Mfg.	750-999
Asheville City Schools	Educational Services	500-749
Arvato Digital Services	Computer & Electronic Product Manufacturing	500-749
Sitel, A Subsidiary of Onex Corp.	Administrative & Support Services	500-749
Thermo Fisher Scientific, Inc.	Machinery Manufacturing	500-749
University of North Carolina at Asheville	Educational Services	500-749
Asheville-Buncombe Technical Community College	Educational Services	400-499
Black Mountain Neuro-Medical Treatment Center	Nursing & Residential Care Facilities	400-499
Kearfott Guidance & Navigation Corp.	Computer & Electronic Product Manufacturing	400-499
Wal-Mart Stores, Inc.	General Merchandise Stores	400-499
YMCA of Western NC	Religious, Civic, Professional Organizations	400-499
Burger King Restaurants (Carrols Corp.)	Food Services & Drinking Places	300-399
Flint Group	Machinery Manufacturing	300-399
Givens Estates United Methodist Retirement Community	Nursing & Residential Care Facilities	300-399
MB Haynes Corp. (Division Offices)	Construction of Buildings	300-399
McDonald’s Corp., Corporate Office	Food Services & Drinking Places	300-399
Unison Engine Components	Transportation Equip. Manufacturing	300-399
Taylor & Murphy Construction Company, Inc.	Heavy & Civil Engineering Construction	300-399
CPU2	Administrative & Support Services	300-399
Advantage Care Services	Ambulatory Health Care Services	200-299
Asheville Radiology Associates, P.A.	Ambulatory Health Care Services	200-299
Biltmore Estate Winery	Beverage & Tobacco Product Manufacturing	200-299
Colbond, Inc.	Chemical Manufacturing	200-299
Deerfield Episcopal Retirement Community	Nursing & Residential Care Facilities	200-299
Eaton Corporation - Electrical Division	Electrical Equip., Appliance & Component Mfg.	200-299
Genova Diagnostics	Ambulatory Health Care Services	200-299
Highland Farms Retirement Community	Nursing & Residential Care Facilities	200-299
HomeTrust Bank	Credit Intermediation & Related Activities	200-299
Inn on Biltmore Estate	Accommodation	200-299
J & S Cafeteria (Buncombe County)	Food Services & Drinking Places	200-299
J. Crew Group	Clothing & Clothing Accessories Stores	200-299
Medical Action Industries, Inc.	Misc. Manufacturing	200-299
Milkco, Inc.	Food Manufacturing	200-299
Mills Manufacturing Corp.	Textile Product Manufacturing	200-299
NC State Alcohol & Drug Abuse Treatment Ctr.	Hospitals	200-299
Nypro Asheville, Inc.	Plastics & Rubber Products Manufacturing	200-299
Pisgah Valley Retirement Community	Nursing & Residential Care Facilities	200-299
Sam’s Club (A Division of Wal-Mart Stores, Inc.)	General Merchandise Stores	200-299
Swannanoa Valley Youth Development Center	Justice, Public Order & Safety Activities	200-299
Tyco Electronics Corp.	Electrical Equip., Appliance & Component Mfg.	200-299
United Parcel Service (Asheville)	Couriers & Messengers	200-299
United States Postal Service - Asheville Facility	Postal Service	200-299
Volvo Construction Equipment North America, Inc.	Merchant Whols., Durable Goods	200-299
Warren Wilson College	Educational Services	200-299

Source: Asheville Metro Business & Industry Directory 2009-2010.

FELDMAN FINANCIAL ADVISORS, INC.

Market Share Analysis

Table 14 displays branch deposit data for the top 25 financial institutions in the Asheville MSA as of June 30, 2010 (with deposit data adjusted for completed and pending mergers). ASB ranked fourth in the Asheville MSA out of 36 financial institutions with total deposits of $545.0 million and a market share of 7.4%. Previously, as of June 30, 2009, the Bank ranked fourth in the Asheville MSA with total deposits of $517.8 and a market share of 7.2% million. ASB’s deposits increased by 5.2% between June 30, 2009 and 2010, while the total deposits in the Asheville MSA increased by 3.1% from $7.2 billion to $7.4 billion over the same period.

The top three financial institutions (Wells Fargo & Company, First Citizens BancShares, and HomeTrust Bank) held $3.2 billion or 43.1% of the deposit market in the Asheville MSA. The deposit market in the local area has been altered by recent acquisition activity. Wells Fargo entered the market and seized the top deposit share position through its acquisition of Wachovia Bank in October 2008. TD Bank acquired Carolina First Bank in May 2010. Through a failed bank acquisition, First Bancorp assumed the operations of Bank of Asheville in January 2011.

Table 15 displays branch deposit data for the top 25 financial institutions as of June 30, 2010 in the Greater Asheville Area, which includes Buncombe, Haywood, Henderson, Madison, Jackson, McDowell, Polk, Rutherford, Transylvania, and Yancey counties. ASB ranked fifth in the Greater Asheville Area out of 50 financial institutions with total deposits of $628.0 million as of June 30, 2010 and a market share of 6.1%. The top three deposit market leaders in the Greater Asheville Area were the same financial institutions (Wells Fargo, First Citizens, and HomeTrust Bank) as in the Asheville MSA. However, BB&T Corp. surpassed ASB to occupy the fourth position in the Greater Asheville Area with deposits of $698.6 million and a market share of 6.8%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Deposit Market Share in the Asheville MSA

Data as of June 30, 2010

(Adjusted for Completed and Pending Mergers)

Rank	Financial Institution	Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Wells Fargo & Co. (CA)	Bank	17	19.14	1,413,860
2	First Citizens BancShares Inc. (NC)	Bank	22	15.34	1,133,067
3	HomeTrust Bank (NC)	Thrift	8	8.65	638,772
4	Asheville Savings Bank, S.S.B. (NC)	Thrift	11	7.38	544,961
5	SunTrust Banks Inc. (GA)	Bank	15	6.89	508,797
6	1st Financial Services Corp. (NC)	Bank	6	5.84	431,696
7	BB&T Corp. (NC)	Bank	9	5.44	402,085
8	Bank of America Corp. (NC)	Bank	9	5.22	385,811
9	TD Bank (Canada)	Bank	10	5.02	370,427
10	RBC Bank (Canada)	Bank	8	3.00	221,693
11	First Bancorp (NC)	Bank	5	2.73	201,409
12	United Community Banks, Inc. (GA)	Bank	3	2.04	150,641
13	Mountain Credit Union (NC)	Credit Union	7	2.02	149,158
14	Champion Credit Union (NC)	Credit Union	2	1.71	126,200
15	Macon Bancorp (NC)	Thrift	2	1.54	113,675
16	Capital Bank Corporation (NC)	Bank	4	1.28	94,525
17	Blue Ridge Savings Bank, Inc. (NC)	Thrift	5	1.17	86,704
18	Telco Community Credit Union (NC)	Credit Union	1	0.89	65,916
19	Forest Commercial Bank (NC)	Bank	1	0.83	60,987
20	Oldtown Bank (NC)	Bank	1	0.78	57,372
21	Pisgah CommunityBank (NC)	Bank	1	0.76	55,780
22	WNC Community Credit Union	Credit Union	1	0.67	49,472
23	Black Mountain Svgs. Bank, S.S.B. (NC)	Thrift	1	0.44	32,217
24	Southern Community Financial (NC)	Bank	1	0.34	25,299
25	Oteen VA Federal Credit Union (NC)	Credit Union	1	0.31	22,874

	Total (36 financial institutions)		193	100.00	7,386,024

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Deposit Market Share in the Greater Asheville Area

Data as of June 30, 2010

(Adjusted for Completed and Pending Mergers)

				Deposit
				Market	Total
			Branch	Share	Deposits
Rank	Financial Institution	Type	Count	(%)	($000)
1	Wells Fargo & Co. (CA)	Bank	24	18.38	1,879,790
2	First Citizens BancShares Inc. (NC)	Bank	31	14.18	1,450,096
3	HomeTrust Bank (NC)	Thrift	11	8.33	852,521
4	BB&T Corp. (NC)	Bank	16	6.83	698,614
5	Asheville Savings Bank, S.S.B. (NC)	Thrift	13	6.14	628,010
6	1st Financial Services Corp. (NC)	Bank	10	5.96	609,204
7	TD Bank (Canada)	Bank	18	5.61	574,152
8	SunTrust Banks Inc. (GA)	Bank	15	5.29	540,897
9	Bank of America Corp. (NC)	Bank	12	4.84	495,003
10	RBC Bank (Canada)	Bank	13	3.86	394,831
11	United Community Banks, Inc. (GA)	Bank	10	3.80	388,653
12	Macon Bancorp (NC)	Thrift	7	3.61	368,968
13	First Bancorp (NC)	Bank	5	1.97	201,409
14	Mountain Credit Union (NC)	Credit Union	7	1.46	149,158
15	Blue Ridge Savings Bank, Inc. (NC)	Thrift	6	1.34	136,821
16	Champion Credit Union (NC)	Credit Union	2	1.23	126,200
17	Fifth Third Bancorp (OH)	Bank	5	1.12	114,234
18	Capital Bank Corporation (NC)	Bank	4	0.92	94,525
19	Telco Community Credit Union (NC)	Credit Union	1	0.64	65,916
20	Forest Commercial Bank (NC)	Bank	1	0.60	60,987
21	Oldtown Bank (NC)	Bank	1	0.56	57,372
22	Pisgah CommunityBank (NC)	Bank	1	0.55	55,780
23	First National Bank of Shelby (NC)	Bank	1	0.50	50,780
24	WNC Community Credit Union (NC)	Credit Union	1	0.48	49,472
25	Ecusta Credit Union (NC)	Credit Union	1	0.40	40,901

	Total (50 financial institutions)		291	100.00	10,229,621

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16 provides residential mortgage market share data for the top 25 lenders in the Asheville MSA as ranked by loans funded in 2009. Wells Fargo (Wachovia) and HomeTrust Bank ranked among the top two leading residential lenders in the local market area, funding $374.1 million (13.3% market share) and $304.8 million (10.8% market share) in residential loans, respectively. Bank of America, BB&T Corp., and State Employees’ Credit Union were included in the top five residential lenders. ASB ranked sixth in the Asheville MSA with $136.5 million of residential loans funded and a market share of 4.9%. The top six lenders, including ASB, accounted for 50.5% of the residential loan originations in the Ashville MSA for 2009.

Previously, the Bank ranked 12th with a market share of 3.2% based on total residential mortgage loans funded of $79.6 million in 2008. Total residential mortgage originations in the Asheville MSA increased 14.1% from $2.5 billion in 2008 to $2.8 billion in 2009. The average residential mortgage loan funded in the Asheville MSA was approximately $190,500 in 2009 compared to $188,900 in 2008. The Bank’s average residential mortgage loan funded in the Asheville MSA was approximately $190,100 in 2009 compared to $197,900 in 2008.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Residential Mortgage Lending Market Share in the Asheville MSA

Data for 2009

(Adjusted for Completed and Pending Mergers)

				Total	Total
			No. of	Market	Funded
			Funded	Share	Loans
Rank	Company	Type	Loans	(%)	($000)
1	Wells Fargo & Co. (CA)	Bank	1,932	13.30	374,100
2	HomeTrust Bank (NC)	Thrift	1,526	10.83	304,830
3	Bank of America Corp. (NC)	Bank	1,365	9.26	260,407
4	BB&T Corp. (NC)	Bank	927	6.69	188,168
5	State Employees’ Credit Union (NC)	Credit Union	948	5.61	157,762
6	Asheville Savings Bank, S.S.B. (NC)	Thrift	718	4.85	136,499
7	SunTrust Banks, Inc. (GA)	Bank	611	4.56	128,321
8	Cunningham & Company, Inc. (NC)	Mortgage Bank	468	3.40	95,698
9	First Citizens BancShares, Inc. (NC)	Bank	395	3.23	91,014
10	1st Financial Services Corp. (NC)	Bank	353	2.30	64,688
11	TD Bank (Canada)	Bank	277	1.94	54,480
12	JPMorgan Chase & Co. (NY)	Bank	304	1.88	52,899
13	Quicken Loans, Inc. (MI)	Mortgage Bank	244	1.52	42,825
14	Fifth Third Bancorp (OH)	Bank	202	1.40	39,447
15	WR Starkey Mortgage, LLP (TX)	Mortgage Bank	215	1.39	39,231
16	United Community Banks, Inc. (GA)	Bank	221	1.37	38,486
17	USAA Federal Savings Bank (TX)	Thrift	194	1.30	36,457
18	RBC Bank (Canada)	Bank	161	1.21	34,069
19	New York Community Bancorp (NY)	Thrift	133	0.94	26,508
20	Carolina Bank Holdings, Inc. (NC)	Bank	120	0.89	24,944
21	U.S. Bancorp (MN)	Bank	132	0.81	22,889
22	Flagstar Bank, FSB (MI)	Thrift	109	0.76	21,343
23	Champion Credit Union (NC)	Credit Union	246	0.67	18,724
24	Citigroup Inc. (NY)	Bank	122	0.63	17,761
25	Provident Funding Assoc. L.P. (CA)	Mortgage Bank	88	0.63	17,690

	Total		14,765	100.00	2,813,503

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is accepted by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Bank fit the general profile of a diversifying thrift institution, concentrating primarily on real estate lending in its local market and relying significantly on certificates of deposit and other interest-bearing deposit accounts as funding sources. Residential mortgage loans remain as a core product in the Bank’s loan portfolio. However, the Bank has diversified its loan mix through the origination of commercial real estate and consumer loans and, to a lesser extent, commercial business and construction and land development loans.

In determining the Comparative Group composition, we focused chiefly on ASB’s asset size, capital level, credit risk profile, and geographic location. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the South region of the United States. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stockholder-owned thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for a minimum of one full year.

•	Asset size – total assets between $500.0 million and $1.25 billion.

•	Capitalization –tangible equity to assets ratio greater than or equal to 8.0%.

•	Credit risk exposure – ratio of total non-performing assets to total assets less than or equal to 8.0%.

•	Geographic location – preference for companies based in the South, with consideration also granted to companies in Mid-Atlantic or Midwest states.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, the screening process produced a reliable representation of publicly traded thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 17. All of the selected companies except one are traded on the NASDAQ market; Teche Holding Company is listed on the NYSE Amex. The Comparative Group ranged in asset size from $512.8 million at First Savings Financial Group, Inc. to approximately $1.1 billion at CFS Bancorp, Inc. and HopFed Bancorp, Inc. The median and average asset sizes of the Comparative Group were $662.6 million and $756.5 million, respectively, compared to ASB’s total assets of $750.7 million at March 31, 2011.

Six of the comparables are located in Southern states (Citizens South Banking Corp. in North Carolina, Community Financial Corporation in Virginia, HopFed Bancorp in Kentucky, Jefferson Bancshares, Inc. in Tennessee, and Home Bancorp, Inc. and Teche Holding Company in Louisiana). Citizens South Banking Corp. is based in Gastonia, North Carolina, approximately 100 miles southeast east of Asheville. Three companies are located in Midwestern states (Citizens Community Bancorp, Inc. in Wisconsin and CFS Bancorp, Inc. and First Savings Financial Group in Indiana). Headquartered in Baltimore, Maryland, BCSB Bancorp, Inc. is located in the Mid-Atlantic region.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group generally exhibited lower profitability returns, moderately lower capital levels, and more favorable asset quality ratios. While some differences inevitably may exist between ASB and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Comparative Group Operating Summary

As of March 31, 2011

Company	City	State	No. of Offices	Conversion Offering Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)

Asheville Savings Bank, S.S.B.	Asheville	NC	13	NA	$750.7	8.43

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	18	04/11/08	624.8	8.07
CFS Bancorp, Inc.	Munster	IN	22	07/24/98	1,144.0	9.94
Citizens Community Bancorp (1)	Eau Claire	WI	27	11/01/06	580.3	8.81
Citizens South Banking Corp.	Gastonia	NC	21	04/13/98	1,041.4	8.72
Community Financial Corp. (1)	Staunton	VA	11	03/30/88	527.7	9.29
First Savings Financial Group	Clarksville	IN	12	10/07/08	512.8	9.48
Home Bancorp, Inc.	Lafayette	LA	18	10/03/08	700.5	18.73
HopFed Bancorp, Inc.	Hopkinsville	KY	18	02/09/98	1,074.0	10.02
Jefferson Bancshares, Inc.	Morristown	TN	12	07/02/03	577.5	9.34
Teche Holding Company	New Iberia	LA	19	04/19/95	782.2	9.49

(1)	As of December 31, 2010.

Source: Asheville Savings Bank; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 18 summarizes certain key financial comparisons between ASB and the Comparative Group. Tables 19 through 24 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of for the last twelve months (“LTM”) ended March 31, 2011.

ASB’s LTM ROA was negative 1.22%, reflecting a profitability measure below the Comparative Group median of positive 0.26% and the All Public Thrift median of positive 0.43%. The Bank’s lower ROA was attributable mainly to a lower net interest margin and higher level of loan loss provisions The Bank’s LTM return on average equity (“ROE”) was negative 13.60% and positioned below the Comparative Group median of positive 2.71%. Three members of the Comparative Group reported losses for the LTM period, while the remaining seven exhibited positive earnings. Similar to ASB, the Comparative Group companies reporting negative earnings displayed elevated levels of loan loss provisions for the LTM period.

Based on core earnings as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, ASB’s core profitability ratios also lagged behind those of the Comparative Group. The Bank’s core earnings for the LTM period excluded $312,000 of pre-tax gains on sales of investment securities. The Bank’s core ROA of negative 1.25% was below the Comparative Group median of positive 0.25% and the All Public Thrift median of positive 0.46%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Key Financial Comparisons

Asheville Savings Bank and the Comparative Group

As of For the Last Twelve Months Ended March 31, 2011

(Ratios in Percent)

	Asheville Savings Bank	Comparative Group Median	All Public Thrift Median

Profitability
LTM Return on Average Assets (ROA)	(1.22)	0.26	0.43
LTM Return on Average Equity (ROE)	(13.60)	2.71	3.50
Core Return on Avg. Assets (Core ROA)	(1.25)	0.25	0.46
Core Return on Avg. Equity (Core ROE)	(13.90)	2.59	3.79

Income and Expense (% of avg. assets)
Total Interest Income	4.14	4.80	4.54
Total Interest Expense	1.41	1.35	1.45
Net Interest Income	2.74	3.47	3.13
Provision for Loan Losses	2.79	0.71	0.48
Other Operating Income	0.92	0.71	0.60
Net Secs. Gains and Non-rec. Income	0.04	0.02	0.01
General and Administrative Expense	2.93	2.89	2.84
Intangibles Amortization Expense	0.00	0.03	0.00
Non-recurring Expense	0.00	0.01	0.00
Pre-tax Core Earnings	(2.06)	0.29	0.67

Efficiency Ratio	79.98	70.38	69.82

Yield-Cost Data
Yield on Interest-earning Assets	4.36	5.34	4.93
Cost of Interest-bearing Liabilities	1.67	1.62	1.75
Net Interest Spread	2.69	3.57	3.39
Net Interest Margin	2.88	3.73	3.41

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	95.08	90.66	93.63
Avg. Interest-bearing Liabilities	84.09	82.78	81.80
Avg. Net Interest-earning Assets	10.99	8.88	10.96

FELDMAN FINANCIAL ADVISORS, INC.

Table 18 (continued)

Key Financial Comparisons

Asheville Savings Bank and the Comparative Group

As of For the Last Twelve Months Ended March 31, 2011

(Ratios in Percent)

	Asheville Savings Bank	Comparative Group Median	All Public Thrift Median

Balance Sheet Composition (% of total assets)
Cash and Securities	31.27	23.39	23.22
Loans Receivable, net	63.06	67.34	68.38
Real Estate	1.40	0.80	0.40
Intangible Assets	0.00	0.14	0.05
Other Assets	4.28	6.47	4.85
Total Deposits	82.13	79.04	73.20
Borrowed Funds	8.18	9.16	13.09
Other Liabilities	1.26	0.70	0.95
Total Equity	8.43	9.79	10.98

Loan Portfolio (% of total loans)
Residential First Mortgage Loans	36.66	31.50	41.55
Other Real Estate Mortgage Loans	51.61	53.17	47.48
Non-mortgage Loans	11.73	13.91	8.18

Growth Rates
Total Assets	(1.38)	2.26	0.03
Total Loans	(18.33)	(4.36)	(3.43)
Total Deposits	(0.37)	1.96	2.30

Regulatory Capital Ratios
Tier 1 Leverage Ratio	8.60	9.24	9.75
Tier 1 Risk-based Capital	13.67	12.51	15.27
Total Risk-based Capital	14.94	13.76	16.17

Credit Risk Ratios
Non-performing Loans / Total Loans	2.92	2.98	3.46
Non-performing Assets / Total Assets	4.83	2.44	3.42
Reserves / Total Loans	2.60	1.72	1.63
Reserves / Non-performing Loans	89.02	39.91	44.26

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 18, the Bank’s net interest margin of 2.88% significantly trailed the Comparative Group median of 3.73% and the All Public Thrift median of 3.41%. The Bank’s net interest margin has been hampered by its increased level of liquidity as its loan portfolio has shrunk due to a combination of loan sales and reduced loan originations. The Bank’s level of cash and securities amounted to 31.3% of total assets and surpassed the Comparative Group median of 21.8% and All Public Thrift median of 23.2%. The Bank’s lower equity position also places its net interest margin at a slight disadvantage. None of the Comparative Group companies exhibited a net interest margin below 3.00% with HopFed Bancorp reporting the lowest net interest margin at 3.12%. Similar to the Bank, HopFed Bancorp also held a relatively large concentration of cash and securities on its balance sheet.

While its cost of interest-bearing liabilities was comparable to the Comparative Group median, the Bank’s yield on interest-earning assets was much lower. The Bank’s 1.67% cost of interest-bearing liabilities was slightly higher than the Comparative Group median of 1.62%. However, the Bank’s 4.36% yield on interest-earning assets was 98 basis points lower than the Comparative Group median of 5.34%. Generally, yields on investment securities are lower than yields on loans and the Bank’s higher concentration of securities places its overall yield on interest-earning assets at a comparative disadvantage.

The Bank’s non-interest operating income totaled 0.92% of average assets, noticeably exceeding the Comparative Group and All Public Thrift medians of 0.71% and 0.60%, respectively. The Bank has consistently generated a stable stream of non-interest revenue from mortgage banking operations, service charges on deposit accounts, debit card services, and other fee income sources. The Bank’s recent level of non-interest operating income at 0.92% of

FELDMAN FINANCIAL ADVISORS, INC.

average assets for the LTM period surpassed the reported levels for all of the Comparative Group companies except for Teche Holding Company. The Bank also generated gains on sale of investment securities, which amounted to 0.04% of average assets for the LTM period and exceeded the Comparative Group and All Public Thrift medians of 0.02% and 0.01%, respectively.

The Bank’s operating expense ratio at 2.93% of average assets was slightly higher than the Comparative Group median of 2.89% and All Public Thrift median of 2.84%. The Bank’s operating expense ratio increased in recent periods as the amount of absolute expense has risen at a greater pace than average assets, which have been held relatively constant over the past two years due to loan portfolio shrinkage. In addition, the Bank’s operating expense total was inflated by higher foreclosed property expenses of $2.1 million for the recent LTM period. Excluding the foreclosed property expenses, the Bank’s operating expense ratio would have measured 2.65% for the LTM ended March 31, 2011.

The Bank’s efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was higher at 80.0% versus the Comparative Group and All Public Thrift medians of 70.4% and 69.8%, respectively. Although the operating expense levels are comparable and the Bank has a higher level of non-interest income, the Bank is disadvantaged by a lower level of net interest income at 2.74% of average assets in contrast to the Comparative Group median of 3.47%. For the recent LTM period, the Bank’s net interest income was not sufficient to cover the amount of operating expenses. Only two members of the Comparative Group (CFS Bancorp and Teche Holding Company) exhibited a similar imbalance of net interest income versus operating expenses.

FELDMAN FINANCIAL ADVISORS, INC.

Prior to 2010, the Bank had increased its provision for loan losses gradually to reflect the overall growth of the loan portfolio. However in 2010, ASB increased the provision significantly due to increased levels of loan charge-offs and heightened credit risk exposure. For the LTM period, the Bank’s provision for loan losses amounted to 2.79% of average assets and exceeded the Comparative Group and All Public Thrift medians of 0.71% and 0.48%, respectively. Several members of the Comparative Group also reported elevated levels of loan loss provisions that contributed to negative earnings or very low profitability.

Table 23 profiles the overall balance sheet composition of the Bank versus that of the Comparative Group. The Bank’s net total loans amounted to 63.1% of total assets as of March 31, 2011, below the median of 67.3% for the Comparative Group. Conversely, the Bank’s ratio of cash and securities to total assets was 31.3% and surpassed the median of 21.8% for the Comparative Group. As noted previously, the Bank’s increased level of cash and securities has contributed to its lower net interest margin in the current interest rate environment. The Bank had no goodwill or other intangible assets on its balance sheet as of March 31, 2011. The Bank’s real estate owned measured 1.4% of total assets and was slightly higher than the 0.1% level reflected by the Comparative Group median. The Bank’s ratio of other assets to total assets measured 4.8% and was lower than the Comparative Group median of 6.9%. The Bank’s category of other assets largely consisted of fixed assets and deferred tax assets.

The Bank’s borrowings level at 8.2% of assets primarily reflected its usage of FHLB advances as a supplemental funding source, and was similar to the Comparative Group’s median borrowings level of 9.2%. The Bank’s deposit level at 82.1% of total assets was similar to the Comparative Group’s median deposit level of 79.0%. The Bank’s equity level before the Conversion was 8.43% relative to total assets, which was slightly lower than the Comparative Group and All Public Thrift medians of 9.79% and 10.98%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank had made considerable strides toward diversifying its loan portfolio away from the traditional thrift model’s reliance on residential mortgages as evidenced by the loan composition data displayed in Table 24. The Bank’s level of residential first mortgage loans measured 36.7% of total loans based on regulatory financial data as of March 31, 2011, compared to the Comparative Group and All Public Thrift medians of 31.5% and 41.6%, respectively. The Bank’s concentration of other real estate mortgage loans, which include commercial mortgages, revolving mortgages, and construction and land development loans, measured 51.6% of total loans and was comparable to the Comparative Group median of 53.2%. The Bank’s ratio of non-mortgage loans, which include consumer loans and commercial and industrial loans, amounted to 11.7% of total loans and was positioned slightly below the Comparative Group median of 13.9%.

The Bank’s restrained balance sheet growth in recent periods is reflected in the comparative growth rates. The Bank’s asset growth rate measured negative 1.4% over the recent LTM period and trailed the Comparative Group median of positive 2.3%. The Bank also exhibited negative growth rates of loans and deposits, while the Comparative Group reported median growth rates that were negative for loans and slightly positive for deposits. The sluggish economy and mounting credit-related losses have forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

The Bank’s 2.92% ratio of non-performing loans to total loans was comparable to the Comparative Group median of 2.98% and below the All Public Thrift median of 3.42%.

FELDMAN FINANCIAL ADVISORS, INC.

However, the Bank’s ratio of total non-performing assets to total assets was higher at 4.83% versus the Comparative Group and All Public Thrift medians of 2.44% and 3.42%, respectively. For comparative purposes, total non-performing assets include restructured or renegotiated loans in addition to non-performing loans and real estate owned. The Bank’s ratio of reserves to non-performing loans compared favorably to the aggregate medians and reflected the substantial additions to reserves made by the Bank in 2010. The Bank’s 2.60% ratio of reserves to total loans surpassed the Comparative Group and All Public Thrift medians of 1.72% and 1.63%, respectively, and exceeded the high ratios of 2.36% and 2.34% reported by CFS Bancorp and HopFed Bancorp, respectively. Additionally, the Bank’s 89.0% ratio of reserves to non-performing was higher than the Comparative Group and All Public Thrift medians of 39.9% and 44.3%, respectively.

In summary, the Bank’s recent earnings performance trailed the results exhibited by the Comparative Group and All Public Thrift segments. The Bank’s profitability is characterized by a lower net interest margin and, more recently, increased provisions for loan losses. The Bank’s net interest margin has been restrained by the yield potential of its balance sheet structure including comparatively higher levels of investment securities. While the Bank exhibited a higher level of non-interest income and comparable level of non-interest expense, these factors did not offset the Bank’s lower net interest margin. ASB’s earnings growth outlook will depend largely on the Bank’s ability to sustain satisfactory loan quality as its manages and grows the portfolio, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it expands operations.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

General Operating Characteristics

As of March 31, 2011

	City	State	Ticker	Exchange	No. of Offices	Conversion Offering Date	Total Assets ($000s)	Net Loans ($000s)	Total Deposits ($000s)	Total Equity ($000s)

Asheville Savings Bank, S.S.B.	Asheville	NC	NA	NA	13	NA	750,709	473,360	616,586	63,295

Comparative Group Average							756,525	505,274	605,170	78,764
Comparative Group Median							662,620	462,964	543,417	66,819

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	BCSB	NASDAQ	18	04/11/08	624,764	374,037	543,215	50,451
CFS Bancorp, Inc.	Munster	IN	CITZ	NASDAQ	22	07/24/98	1,144,041	707,128	980,517	113,764
Citizens Community Bancorp (1)	Eau Claire	WI	CZWI	NASDAQ	27	11/01/06	580,338	446,306	482,393	51,801
Citizens South Banking Corp.	Gastonia	NC	CSBC	NASDAQ	21	04/13/98	1,041,444	713,904	832,803	92,276
Community Financial Corp. (1)	Staunton	VA	CFFC	NASDAQ	11	03/30/88	527,684	479,622	386,129	49,028
First Savings Financial Group, Inc.	Clarksville	IN	FSFG	NASDAQ	12	10/07/08	512,789	341,059	368,991	56,059
Home Bancorp, Inc.	Lafayette	LA	HBCP	NASDAQ	18	10/03/08	700,475	438,541	543,619	132,574
HopFed Bancorp, Inc.	Hopkinsville	KY	HFBC	NASDAQ	18	02/09/98	1,074,043	580,729	833,903	108,294
Jefferson Bancshares, Inc.	Morristown	TN	JFBI	NASDAQ	12	07/02/03	577,524	393,711	469,237	55,818
Teche Holding Company	New Iberia	LA	TSH	NYSE Amex	19	04/19/95	782,152	577,701	610,892	77,578

(1)	As of December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Summary Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2011

	Total Assets ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Total NPAs/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)

Asheville Savings Bank, S.S.B.	750,709	8.43	8.43	4.83	2.88	79.98	(1.22)	(13.60)	(1.25)	(13.90)

Comparative Group Average	756,525	10.46	10.19	3.32	3.81	72.35	(0.21)	(2.73)	0.24	1.89
Comparative Group Median	662,620	9.79	9.41	2.44	3.73	70.38	0.26	2.71	0.25	2.59

All Public Thrift Average	2,790,311	11.90	11.21	4.27	3.33	72.02	0.03	(3.68)	0.04	(5.43)
All Public Thrift Median	870,061	10.98	10.00	3.19	3.41	69.82	0.43	3.50	0.46	3.79

Comparative Group
BCSB Bancorp, Inc.	624,764	8.08	8.07	1.81	3.18	83.10	0.23	2.36	0.24	2.47
CFS Bancorp, Inc.	1,144,041	9.94	9.94	7.90	3.59	82.42	0.29	2.86	0.28	2.72
Citizens Community Bancorp (1)	580,338	8.93	8.81	2.65	3.87	69.67	(1.29)	(13.94)	(0.38)	(4.07)
Citizens South Banking Corp.	1,041,444	8.86	8.72	3.19	3.41	71.09	(0.24)	(2.68)	(0.22)	(2.44)
Community Financial Corp. (1)	527,684	9.29	9.29	7.56	4.19	61.88	0.26	2.86	0.26	2.86
First Savings Financial Group, Inc.	512,789	10.93	9.48	1.49	4.45	67.65	0.61	5.66	0.83	7.69
Home Bancorp, Inc.	700,475	18.93	18.73	0.32	4.72	72.17	0.66	3.50	0.85	4.49
HopFed Bancorp, Inc.	1,074,043	10.08	10.02	1.41	3.12	68.64	0.26	2.57	0.06	0.65
Jefferson Bancshares, Inc.	577,524	9.67	9.34	4.67	3.30	78.43	(3.75)	(39.57)	(0.43)	(4.54)
Teche Holding Company	782,152	9.92	9.49	2.22	4.25	68.47	0.92	9.07	0.92	9.08

(1)	As of for the LTM ended December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2011

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. & Imp. Intang,	Non-rec. Expense	Pretax Core Earnings

Asheville Savings Bank, S.S.B.	4.14	1.41	2.74	0.92	0.04	2.79	2.93	0.00	0.00	(2.06)

Comparative Group Average	4.79	1.35	3.46	0.77	0.02	0.77	3.09	0.48	0.05	0.36
Comparative Group Median	4.80	1.35	3.47	0.71	0.02	0.71	2.89	0.03	0.01	0.29

All Public Thrift Average	4.54	1.48	3.07	0.87	0.03	0.76	2.90	0.06	0.03	0.28
All Public Thrift Median	4.54	1.45	3.13	0.60	0.01	0.48	2.84	0.00	0.00	0.67

Comparative Group
BCSB Bancorp, Inc.	4.45	1.50	2.95	0.42	(0.02)	0.23	2.80	0.00	0.00	0.34
CFS Bancorp, Inc.	4.10	0.87	3.22	0.76	0.07	0.27	3.40	0.00	0.04	0.32
Citizens Community Bancorp (1)	5.61	1.89	3.72	0.36	(0.39)	1.33	2.84	1.02	0.00	(0.10)
Citizens South Banking Corp.	4.19	1.31	2.91	0.73	0.05	1.30	2.75	0.05	0.03	(0.41)
Community Financial Corp. (1)	5.15	1.15	4.00	0.75	0.00	1.55	2.94	0.00	0.00	0.26
First Savings Financial Group, Inc.	5.15	1.13	4.05	0.59	0.03	0.26	3.21	0.06	0.31	1.17
Home Bancorp, Inc.	4.94	0.82	4.12	0.86	(0.19)	0.09	3.59	0.04	0.06	1.30
HopFed Bancorp, Inc.	4.67	1.96	2.82	0.68	0.34	0.90	2.45	0.03	0.01	0.16
Jefferson Bancshares, Inc.	4.33	1.44	2.89	0.44	0.32	1.25	2.83	3.55	0.00	(0.75)
Teche Holding Company	5.27	1.39	3.88	2.09	0.00	0.52	4.09	0.00	0.00	1.37

(1)	For the LTM ended December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Yield-Cost Structure and Growth Rates

For the Last Twelve Months Ended March 31, 2011

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate

Asheville Savings Bank, S.S.B.	95.08	84.09	10.99	8.99	4.36	1.67	2.69	(1.38)	(18.33)	(0.37)

Comparative Group Average	90.67	81.72	8.95	10.63	5.29	1.64	3.65	(0.34)	(5.26)	3.09
Comparative Group Median	90.66	82.78	8.88	9.81	5.34	1.62	3.57	2.26	(4.36)	1.96

All Public Thrift Average	93.06	81.24	11.32	11.43	4.91	1.72	3.25	0.83	(1.99)	4.39
All Public Thrift Median	93.63	81.80	10.96	10.53	4.93	1.75	3.39	0.03	(3.43)	2.30

Comparative Group
BCSB Bancorp, Inc.	92.63	84.18	8.45	9.62	4.80	1.78	3.02	4.00	(5.72)	4.97
CFS Bancorp, Inc.	89.82	80.55	9.27	10.13	4.56	1.09	3.48	4.75	(4.87)	10.53
Citizens Community Bancorp (1)	96.14	86.83	9.31	9.28	5.83	2.18	3.65	2.42	0.26	18.83
Citizens South Banking Corp.	85.34	87.29	(1.95)	8.82	4.94	1.50	3.44	(8.05)	(8.29)	(5.81)
Community Financial Corp. (1)	95.40	84.38	11.02	9.06	5.39	1.36	4.03	(2.45)	(3.43)	(3.98)
First Savings Financial Group, Inc.	90.94	82.46	8.48	10.81	5.69	1.37	4.32	3.75	(3.85)	1.92
Home Bancorp, Inc.	87.13	66.80	20.33	18.94	5.67	1.23	4.44	0.54	(2.34)	0.68
HopFed Bancorp, Inc.	90.37	83.10	7.27	9.99	5.29	2.35	2.93	2.11	(9.61)	2.00
Jefferson Bancshares, Inc.	87.46	81.93	5.54	9.47	4.95	1.76	3.19	(12.91)	(12.25)	(2.32)
Teche Holding Company	91.47	79.70	11.77	10.13	5.77	1.75	4.02	2.42	(2.46)	4.12

(1)	For the LTM ended December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Balance Sheet Composition

As of March 31, 2011

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Est. Owned	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity

Asheville Savings Bank, S.S.B.	31.27	63.06	1.40	0.00	4.28	82.13	8.18	1.26	91.57	8.43

Comparative Group Average	23.67	68.32	0.98	0.30	6.72	79.55	9.08	0.91	89.54	10.46
Comparative Group Median	23.39	67.34	0.80	0.14	6.47	79.04	9.16	0.70	90.21	9.79

All Public Thrift Average	26.04	66.33	0.84	0.71	5.31	73.25	13.73	1.05	88.16	11.84
All Public Thrift Median	23.22	68.38	0.40	0.05	4.85	73.20	13.09	0.95	89.02	10.98

Comparative Group
BCSB Bancorp, Inc.	33.77	59.87	0.35	0.01	6.00	86.95	2.72	2.25	91.92	8.08
CFS Bancorp, Inc.	28.32	61.81	2.06	0.01	7.80	85.71	3.55	0.80	90.06	9.94
Citizens Community Bancorp (1)	19.63	76.90	0.09	0.13	3.25	83.12	7.38	0.58	91.07	8.93
Citizens South Banking Corp.	21.84	68.55	1.59	0.15	7.87	79.97	10.34	0.84	91.14	8.86
Community Financial Corp. (1)	2.27	90.89	1.58	0.00	5.26	73.17	16.93	0.60	90.71	9.29
First Savings Financial Group, Inc.	26.76	66.51	0.26	1.61	4.86	71.96	16.59	0.52	89.07	10.93
Home Bancorp, Inc.	24.93	62.61	0.77	0.25	11.45	77.61	3.00	0.47	81.07	18.93
HopFed Bancorp, Inc.	40.47	54.07	0.84	0.07	4.55	77.64	11.67	0.61	89.92	10.08
Jefferson Bancshares, Inc.	20.25	68.17	1.96	0.36	9.26	81.25	7.98	1.11	90.33	9.67
Teche Holding Company	18.47	73.86	0.26	0.47	6.94	78.10	10.69	1.29	90.08	9.92

(1)	As of December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2011

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPLs	Resrvs./ Loans	Resid. First Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans

Asheville Savings Bank, S.S.B.	8.60	13.67	14.94	2.92	4.83	89.02	2.60	36.66	51.61	11.73

Comparative Group Average	9.83	14.18	15.24	3.62	3.32	55.23	1.64	37.87	46.76	15.36
Comparative Group Median	9.24	12.51	13.76	2.98	2.44	39.91	1.72	31.50	53.17	13.91

All Public Thrift Average	10.31	16.61	17.71	5.05	4.47	59.12	1.89	44.19	45.39	10.42
All Public Thrift Median	9.75	15.27	16.17	3.46	3.42	44.26	1.63	41.55	47.48	8.18

Comparative Group
BCSB Bancorp, Inc.	10.91	17.24	18.26	2.41	1.81	54.91	1.32	41.24	55.38	3.38
CFS Bancorp, Inc.	8.94	12.18	13.22	9.23	7.90	25.57	2.36	27.68	62.21	10.11
Citizens Community Bancorp (1)	9.16	10.74	11.50	3.30	2.65	29.66	0.98	58.53	0.16	41.31
Citizens South Banking Corp.	9.89	15.44	16.70	3.42	3.19	21.68	1.65	25.06	66.82	8.12
Community Financial Corp. (1)	9.32	11.03	12.28	6.45	7.56	29.69	1.92	31.89	49.83	18.28
First Savings Financial Group, Inc.	8.26	11.94	13.03	1.63	1.49	67.44	1.20	48.06	38.37	13.57
Home Bancorp, Inc.	15.46	22.85	23.65	0.59	0.32	186.32	0.91	30.98	52.38	16.64
HopFed Bancorp, Inc.	9.37	15.37	16.22	2.65	1.41	34.52	2.34	31.11	57.00	11.89
Jefferson Bancshares, Inc.	8.45	12.32	13.58	4.24	4.67	45.29	1.96	29.95	53.96	16.09
Teche Holding Company	8.54	12.69	13.94	2.23	2.22	57.26	1.78	54.24	31.51	14.25

(1)	As of or for the LTM ended December 31, 2010.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

FELDMAN FINANCIAL ADVISORS, INC.

(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

(11)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Bank’s profitability in recent years has declined steadily due to a combination of earnings fundamentals reflecting a narrowing net interest margin and increased loan loss provisions.

ASB’s core earnings compared unfavorably to the Comparative Group for the recent LTM period. The Bank’s core earnings amounted to negative 1.25% of average assets versus the Comparative Group median of positive 0.25%. The Bank’s lower net interest margin and higher level of loan loss provisions were the chief factors contributing to the Bank’s earnings disadvantage. As discussed earlier, the Bank’s net interest margin has been restrained by the increased liquidity on its balance sheet. The Bank’s yield on earning assets was 4.36% for the LTM ended March 31, 2011, markedly lower than the Comparative Group median of 5.34%. The earning asset yield limitation contributed to the Bank’s net interest spread of 2.69% trailing the Comparative Group median of 3.57%. The Bank intends to continue to emphasize residential and commercial mortgage lending as a means of increasing its ratio of loans to assets and improving its earnings potential. However, this objective is challenged by the current economic

FELDMAN FINANCIAL ADVISORS, INC.

environment, existing credit quality issues that must be resolved, and persistently low loan demand. The Bank has taken steps to strengthen its ability to compete for loan opportunities and increase its market share. Simultaneously, the Bank is monitoring its interest rate risk exposure to rising rates as it seeks to deploy excess liquidity into loans or higher yielding investments.

Asset expansion over the past decade allowed the Bank to leverage its operating structure and reap the benefits of improved efficiency in the form of a declining operating expense ratio. However, as asset growth stalled due to loan portfolio shrinkage, the Bank’s operating expenses continued to grow on the same level of assets. In addition, Bank’s operating expenses will increase following the Conversion as result of the stock-benefit plans.

Generation of fee income has been a historical strength of the Bank. ASB derives steady non-interest revenue from overdraft protection, mortgage banking operations, debit card interchange fees, deposit service charges, and investment advisory income. Recent regulatory changes will place increased pressure on the ability to expand its non-interest revenue at historical growth rates.

The Bank reported profitable operations for the quarter ended March 31, 2011, registering net income of $585,000 for an annualized ROA of 0.32%. An important challenge confronting the Bank is returning to consistent profitability in the face of the credit quality issues it is currently addressing. In 2009 and 2010, the Bank’s net interest income did not exceed its non-interest expense. Thus, with such a narrow net interest margin, the Bank’s profitability is very susceptible to adverse interest rate movements or elevated credit-related losses in the near term given its current balance sheet structure. Additionally, in an effort to expand its lending activity and improve its franchise penetration in local and other contiguous markets, the Bank is likely to

FELDMAN FINANCIAL ADVISORS, INC.

encounter increased competition which will place additional pressure on operating margins. The Bank’s increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow the balance sheet. However, based on the Bank’s current earnings fundamentals and recent operating results, we believe that a slight downward adjustment is warranted to the Bank’s pro forma market value for fundamental earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a solid concentration of residential and commercial mortgage loans. Because of unfavorable credit performance experience, the Bank has suspended its speculative construction lending and indirect automobile financing. In addition to continuing to emphasize its residential and commercial mortgage lending activity, the Bank seeks to expand its commercial and industrial loan portfolio. The shrinkage of the overall loan portfolio has contributed to a buildup of investment securities on the balance sheet. The Bank’s ratio of net loans to assets measured 63.1% of assets at March 31, 2011, compared to the Comparative Group median of 67.3%. The Bank’s ratio of cash and securities to assets measured 31.3% of assets at March 31, 2011, compared to the Comparative Group median of 23.4%. Based on the financial comparisons reviewed in the prior chapter, we note that the Bank’s balance sheet structure is very similar to that of the Comparative Group on the whole, with the notable exception of the larger liquidity concentration.

The Bank’s ratio of non-performing loans to total loans was comparable to the Comparative Group median; however, its ratio of total non-performing assets (including

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restructured loans) was higher than the Comparative Group median. The Bank’s level of reserves has been fortified by the sizable provision for loan losses during 2010 and reflects higher coverage ratios in relation to total loans and non-performing versus that of the Comparative Group. Before the infusion of net capital proceeds, the Bank’s equity ratio at 8.43% of assets was in range of the Comparative Group median of 9.79% and should likely surpass this median on a pro forma basis.

The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and generally satisfactory asset quality, similar to the Bank. We believe that the balance sheet, asset quality, and funding structure fundamentals of the Bank are largely similar to that of the Comparative Group. Therefore, on the whole, we believe that no additional adjustment is warranted for the Bank’s financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group were drawn from the Southern, Midwestern, and Mid-Atlantic regions of the country. The selection criteria parameters produced one public thrift operating in the Bank’s home state of North Carolina (Citizens South Banking Corp. based in Gastonia), along with five other companies from Southern states (Community Financial in Virginia, HopFed Bancorp in Kentucky, and Home Bancorp and Teche Holding Company in Louisiana). The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies, steady housing values, and moderate population growth prospects, very similar to that experienced by the Bank’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

FELDMAN FINANCIAL ADVISORS, INC.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. The Bank has assembled a senior management team led by individuals who have been promoted from within and recruited externally where specific competencies were targeted. As reflected by its historical operating results, we believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of ASB’s management as the Bank pursues its earnings and growth objectives following the Conversion. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

Following the Conversion, the Board of Directors of ASB will consider adopting a policy of paying cash dividends. However, there is no guarantee that the Company will pay dividends or that, if paid, dividends will not be reduced or eliminated in the future. The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account the Company’s and Bank’s financial condition and operating results, tax considerations, capital requirements, industry standards, applicable regulatory guidelines, and economic conditions.

FELDMAN FINANCIAL ADVISORS, INC.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, four currently pay regular cash dividends and another three companies previously paid regular cash dividends but have suspended the practice at the present time. The average dividend yield of the Comparative Group was 0.94% and the median was 0.00% as of May 9, 2011. The average dividend yield of the All Public Thrift aggregate was 1.59% and the median was 1.06% as of May 9, 2011. Although ASB has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. Nine of the ten members of the Comparative Group are listed on the NASDAQ market, with Teche Holding Company listed on the NYSE Amex exchange. In conjunction with the Conversion, ASB will apply to have its common stock listed on the NASDAQ market.

The number of active buyers and sellers of shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of common stock can be sold. In order to list its shares on NASDAQ, the Company must have at least three broker-dealers who will make a market in the common stock following the Conversion. The development of a public market having the desirable characteristics of depth, liquidity and

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orderliness is facilitated by trading on an active exchange such as the NASDAQ market. Therefore, we have concluded the no adjustment to the Bank’s pro forma market value is warranted for anticipated liquidity of its common stock issue.

Subscription Interest

ASB has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the stock offering. The Bank’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the amount of stock to be sold in the stock offering. ASB expects its directors, executive officers and their associates, to purchase 160,500 shares of common stock in the offering for an aggregate amount of approximately $1.6 million based on a $10.00 offering price per share. Except for the ESOP, no person may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares sold in the offering. No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $500,000 of the common stock, or 50,000 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

Recent subscription interest in thrift stock conversion offerings has been solid and broad-based. Three thrift stock conversion offerings were completed in the month of April 2011 and each offering was oversubscribed and closed at the adjusted maximum of the valuation range. Until recently over the prior twelve months, while a few conversion offering experienced robust interest and received orders above the maximum offering amount, most converting thrifts had moderately exceeded the minimum of offering ranges and two conversion transactions had been deferred due to an inability to sell sufficient shares. As evident, subscription interest is cyclical and influenced by general stock market conditions and the overall economic outlook. As shown

FELDMAN FINANCIAL ADVISORS, INC.

later in Table 27, the after-market performance of recently converted thrifts has also been mixed with the NASDAQ issues outperforming the over-the-counter (“OTC”) issues. We are not currently aware of any meaningful market evidence or characteristics that may help predict the likely level of interest in ASB’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

Recent Acquisition Activity

Table 25 summarizes recent acquisition activity involving banks and thrifts based in North Carolina. HomeTrust Bank, a mutual thrift based in Asheville, has continued to expand through mergers with other mutual thrifts. The largest recent acquisition of a North Carolina bank or thrift involved the purchase in December 2008 of Wachovia Corporation by Wells Fargo & Company. Several mid-sized banks, ranging in asset size from $500 million to $2 billion, have also been acquired.

Many of the recent bank acquisition transactions were characterized by sellers experiencing financial difficulties and subsequently being acquired or recapitalized in change of control transactions at prices below book value. However, this profile of the merger and acquisition environment is occurring nationwide as premiums in bank and thrift acquisitions have been pushed downward to historically low levels. The articles of incorporation and bylaws of the Company and certain regulations may prevent or make more difficult an involuntary acquisition of the Company. Accordingly, at the present time, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Summary of Recent North Carolina Acquisition Activity

Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)

Average				58,428.9	13.20	(2.01)	(12.18)	NA	NA	1,400.4	82.7	88.9	42.4	9.89
Median				163.7	9.31	(0.80)	(9.26)	NA	NA	30.6	79.0	79.5	51.5	9.64

FNB United Corp.	NC	Bank of Granite Corporation	B	875.8	2.78	(2.40)	(64.11)	04/26/11	P	13.0	53.4	53.4	NM	1.49
Piedmont Community Bank	NC	Crescent Financial Corp.	B	973.0	8.12	(1.00)	(11.18)	02/23/11	P	30.6	77.3	77.7	NM	11.36
American National Bankshares	VA	MidCarolina Financial Corp.	B	552.3	7.60	0.21	2.88	12/15/10	P	38.7	104.1	104.1	52.3	7.00
Piedmont Community Bank	NC	Community Bank of Rowan	B	149.5	6.87	(0.60)	(8.13)	11/19/10	C	10.0	97.8	97.8	NM	7.92
North American Fin’l Holdings	NC	Capital Bank Corporation	B	1,694.3	7.41	(2.19)	(27.23)	11/03/10	C	41.3	80.7	81.4	NM	11.67
HomeTrust Bank	NC	Cherryville Federal S&LA (3)	T	100.7	14.36	0.55	3.84	05/20/10	C	NA	NA	NA	NA	NA
HomeTrust Bank	NC	Industrial FSB (3)	T	168.4	24.79	1.01	4.02	10/13/09	C	NA	NA	NA	NA	NA
Piedmont Community Bank	NC	VantageSouth Bank	B	96.4	7.58	(1.46)	(18.96)	06/10/09	C	NA	84.6	84.6	NM	12.40
Carolina Trust Bank	NC	Carolina Commerce Bank	B	103.5	9.49	(1.67)	(17.47)	06/03/09	C	5.2	53.4	53.4	NM	5.06
Four Oaks Fincorp, Inc.	NC	Nuestro Banco	B	16.8	54.66	(20.28)	(30.50)	04/29/09	C	2.7	29.1	29.1	NM	15.90
First Community Bancshares	VA	TriStone Community Bank	B	152.4	9.37	(0.19)	(1.76)	04/02/09	C	8.3	58.2	58.2	NM	5.45
Wells Fargo & Company	CA	Wachovia Corporation	B	812,433.0	9.25	(1.03)	(10.40)	10/03/08	C	15,127.2	23.1	57.3	NM	1.86
Yadkin Valley Fin’l Corp.	NC	American Community Bancshs	B	529.9	10.34	0.57	5.34	09/09/08	C	94.4	167.5	206.2	23.4	17.82
First Community Bancshares	VA	Coddle Creek Financial Corp.	T	158.9	12.25	0.38	3.16	07/31/08	C	33.0	163.3	163.3	51.5	20.79

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.
(3)	Merger involving two mutual thrift institutions.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted on July 21, 2010, and provides for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also provides for the creation of a consumer financial protection bureau that will have broad authority to issue regulations governing the services and products provided by financial institutions. The implemented legislation could increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, ASB will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of March 31, 2011, the Bank was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

Stock Market Conditions

Table 26 displays the performance of the SNL All Public Thrift, SNL All Southeast Thrift, SNL $500 Million to $1 Billion-Asset Thrift indexes, as compared to the Dow Jones Industrials Average Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods.

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Following the stock market turmoil in 2008 related to the systemic financial crisis, the overall market rebounded in 2009 and 2010 while the various public thrift indexes were generally more sluggish. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500. The All Public Thrift Index declined further by 10.2% in 2009, while the S&P 500 rebounded firmly and advanced 23.5% in 2009. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions.

The All Public Thrift Index stabilized in 2010 with a change of 0.9%, while the SNL $500 Million-$1 Billion-Asset Thrift Index increased by 7.4%. The Southeast Thrift Index continued to decline in 2010, as many of the region’s financial institutions were beset with asset quality problems related to widespread collapses of real estate construction and development markets.

Table 26

Comparative Stock Index Performance

Index	12/31/08- 12/31/09	12/31/09- 12/31/10	12/31/10- 05/09/11	12/31/08- 05/09/11

SNL All Public Thrifts	-10.2%	0.9%	-5.2%	-14.2%

SNL Thrifts $500 Mil.-$1 Bil. Assets	-8.3%	7.4%	7.7%	6.1%

SNL Southeast Thrifts	-39.2%	-8.9%	5.8%	-41.4%

SNL NASDAQ Thrifts	-12.0%	-4.2%	-3.8%	-18.8%

Dow Jones Industrials Average	18.8%	11.0%	9.6%	44.5%

S&P 500 Stock Index	23.5%	12.8%	7.1%	49.1%

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes fared better through the first of half of 2010. However, commencing in the month of July 2010, there was a major sell-off in financial stocks. Trading prices of banks and thrifts fell on the lack of consensus regarding the prospects for economic growth and increased uncertainty about the Federal Reserve’s capacity to revive the stumbling economic recovery. The declining market in the summer months also reflected concerns of a potential “double dip” in the U.S. economy, as growth in consumer spending slowed and unemployment remained at historically high levels. Trading prices of bank and thrift stocks turned weaker again in October 2010 on the heels of negative industry news concerning improper mortgage foreclosure practices and fraudulent documentation. Through the first quarter of calendar 2011, financial stocks staged a rally, spurred by more favorable industry earnings developments. However, concerns about the sustainability of the economic recovery, underpinned by rising oil prices, stalled the rally in the spring and most thrift stock indexes have turned negative based on year-to-date performance.

The FDIC recently reported that the thrift industry reported positive earnings of $1.86 billion for the first quarter of 2011. The first quarter profit of $1.86 billion was down from $2.18 billion in the previous quarter and from $2.05 billion in the first quarter one year earlier. Profitability as measured by ROA was 0.59% in the first quarter, as compared to 0.70% in the fourth quarter of 2010, and 0.65% in the first quarter a year ago. While net interest margins were higher and provisions for loan losses were lower, these benefits were offset by increased operating expenses for the first quarter of 2011. Slight improvements in asset quality were apparent as total non-performing assets (non-current loans, restructured loans, and real estate owned) decreased to 3.81% of assets at the end of the first quarter from 3.95% at the end of the previous quarter and from 3.86% from one year earlier.

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Thrift industry earnings results for the first quarter of 2011 were sustained by improving net interest margins, but continue to be dampened by loan loss provisions. The thrift industry continued to prepare for future asset quality challenges by building its provision for loan losses. Simultaneously, the industry also managed to maintain a solid capital cushion, with equity capital measuring 11.58% of assets at the end of the first quarter, up from 11.09% a year earlier. Nonetheless, industry challenges remain as the number of “problem” institutions (including both banks and thrifts) as reported by the FDIC increased to 888, the highest since March 31, 1993, when there were 928. Therefore, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings (“IPOs”) is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 27 presents a summary of standard full conversion offerings since January 1, 2010.

Thrift stock conversion activity had diminished considerably in the wake of the sharp marked downturn in market conditions. There were only four standard conversion offerings in 2008, followed by three such transactions in 2009. Thrift conversion activity accelerated in 2010 as improved market conditions in the first half of the year, increased regulatory uncertainty, and mounting capital pressures converged to stimulate interest in the conversion market. Twelve

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standard thrift conversions were completed in 2010, followed by five such offerings thus far in 2011. The recent after-market price performance of standard thrift conversion IPOs has been mixed. Of the 17 standard conversion offerings completed since January 1, 2010, the average and median one-week price changes were 7.6% and 7.5%, respectively. The after-market performance for thrift conversions traded on NASDAQ exhibited average and median one-week price changes of 9.9% and 14.0%, respectively, while the OTC conversion issues displayed average and median one-week price changes of 5.0% and 0.0%, respectively. As shown in Table 27, the cumulative price changes for all conversion issues were an average of 30.2% and median of 35.3%

The pro forma pricing ratios for the recent standard conversion offerings indicated an average and median price-to-book value ratios of 51.5% and 53.6%, respectively. The average and median pro forma price-to-tangible book value ratios were 52.1% and 54.2%, respectively. The average and median pro forma price-to-LTM earnings ratios were 25.7x and 23.7x, respectively. However, approximately half of the companies reported not meaningful (“NM”) ratios on a P/E basis due to negative or extremely low levels of pro forma earnings.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate market conditions. Moreover, the uneven after-market price performance of thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

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Table 27

Summary of Recent Standard Conversion Stock Offerings

Transactions Completed Since January 1, 2010

						Pro Forma Ratios					After-Market Trading Price Change
Company	State	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Gross Offering Proceeds ($Mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	IPO Price ($)	5/09/11 Closing Price ($)	One Day (%)	One Week (%)	One Month (%)	Change Through 5/09/11 (%)
Average - All Standard Offerings	NA	NA	NA	319.1	33.2	51.5	52.1	25.7	NA	NA	7.3	7.6	8.5	30.2
Median - All Standard Offerings	NA	NA	NA	233.9	17.3	53.6	54.2	23.7	NA	NA	3.9	7.5	7.5	35.3

Average - NASDAQ	NA	NA	NA	504.2	55.5	54.0	54.9	22.7	NA	NA	11.1	9.9	10.9	34.0
Median - NASDAQ	NA	NA	NA	395.8	34.8	58.0	58.0	20.8	NA	NA	16.0	14.0	7.2	39.9
Average - OTC	NA	NA	NA	110.9	8.1	48.8	48.9	28.1	NA	NA	3.1	5.0	6.1	25.9
Median - OTC	NA	NA	NA	90.7	6.1	44.0	44.0	22.5	NA	NA	0.0	0.0	5.0	12.5

Franklin Financial Corporation	VA	NASDAQ	04/28/11	980.7	138.9	58.0	58.0	NM	10.00	11.88	19.7	18.5	NA	18.8
Sunshine Financial Inc.	FL	OTC	04/06/11	149.9	12.3	49.5	50.0	49.4	10.00	11.25	12.5	13.5	15.0	12.5
Fraternity Community Bancorp, Inc.	MD	OTC	04/01/11	169.7	15.9	53.6	53.6	NM	10.00	10.55	12.6	11.7	10.0	5.5
Anchor Bancorp	WA	NASDAQ	01/26/11	522.2	25.5	37.7	37.7	38.5	10.00	10.00	0.0	0.0	4.5	0.0
Wolverine Bancorp, Inc.	MI	NASDAQ	01/20/11	307.6	25.1	40.2	40.2	NM	10.00	14.50	24.5	20.0	35.0	45.0
SP Bancorp, Inc.	TX	NASDAQ	11/01/10	233.9	17.3	55.9	55.9	NM	10.00	11.99	(6.0)	(6.2)	(9.9)	19.9
Madison Bancorp, Inc.	MD	OTC	10/07/10	150.7	6.1	44.0	44.0	NM	10.00	10.00	0.0	0.0	0.0	0.0
Standard Financial Corp.	PA	NASDAQ	10/07/10	395.8	34.8	49.4	57.0	10.7	10.00	15.34	19.0	18.5	29.5	53.4
Century Next Financial Corp.	LA	OTC	10/01/10	90.7	10.6	61.5	61.5	21.4	10.00	16.00	0.0	15.0	10.0	60.0
United-American Savings Bank	PA	OTC	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	13.05	0.0	(5.0)	5.0	30.5
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	13.99	4.0	7.5	4.2	39.9
Fairmount Bancorp, Inc.	MD	OTC	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	16.00	0.0	5.0	10.0	60.0
Harvard Illinois Bancorp, Inc.	IL	OTC	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	9.90	0.0	0.0	(1.0)	(1.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	14.75	3.9	1.5	3.0	47.5
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	14.58	18.5	14.0	9.9	45.8
Versailles Financial Corporation	OH	OTC	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	14.00	0.0	0.0	0.0	40.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	13.53	16.0	15.0	10.6	35.3

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma market value should be discounted relative to the Comparative Group because of factors associated with earnings prospects, stock market conditions, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of ASB, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 28 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of May 9, 2011. As shown in Table 28, the average and median P/B ratios for the Comparative Group were 66.6% and 67.2%, respectively. The average and median P/TB ratios for the Comparative Group were 68.8% and 72.5%, respectively. The average and median P/E ratios for the Comparative Group were 17.2x and 18.3x, respectively. On a core earnings basis, average and median core P/E ratios of the Comparative Group were 22.5x and 19.0x, respectively. Four of the Comparative Group companies reported P/E ratios that were either negative due to losses or distortedly high due to low levels of profitability. Such ratios are represented as not meaningful and were not utilized for comparative valuation analysis.

FELDMAN FINANCIAL ADVISORS, INC.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market environment. However, as noted above, the P/E ratio is not useful for companies reporting negative earnings such as ASB. The Bank’s LTM earnings for the period ended March 31, 2011 amounted to negative $9.3 million. On a core earnings basis, which excludes the Bank’s gain on sales of investments, the Bank’s LTM core earnings amounted to negative $9.5 million. Therefore, in the absence of meaningful earnings results, more reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B and P/TB ratio of 53.9% for the Bank, which reflects an aggregate midpoint value of $63.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $53.6 million reflects a 49.3% P/B ratio and the resulting maximum value of approximately $72.5 million reflects a 57.9% P/B ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $83.3 million and a P/B ratio of 62.0%. The Bank’s pro forma P/B and P/TB ratios are equivalent due to the absence of any intangible assets on the Bank’s balance sheet.

The Bank’s pro forma midpoint P/B ratio of 53.9% reflects a discount of 19.8% to the Comparative Group average P/B ratio of 66.6% and a discount of 19.1% to the Comparative

FELDMAN FINANCIAL ADVISORS, INC.

Group median P/B ratio of 67.2%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 62.0% is positioned at a 6.9% discount to the Comparative Group average and 7.7% discount to the Comparative Group median. Also, at the adjusted maximum, the Bank’s pro forma P/TB ratio of 62.0% is positioned at a 9.9% discount to the corresponding Comparative Group average of 68.8% and 14.5% discount to the Comparative Group median of 72.5%. Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios reflected negative values represented as NM or not meaningful due to the Bank’s negative earnings position.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $63.0 million reflects a corresponding P/A ratio of 7.83%, ranging from 6.73% at the pro forma valuation minimum to 8.92% and 10.14% at the maximum and adjusted maximum, respectively. The Bank’s stronger capitalization level on a pro forma basis resulted in P/A ratio premiums range in contrast to the Comparative Group average P/A ratio of 6.85% and median P/A ratio of 5.53%.

On a pro forma basis, the Company’s ratio of equity to assets ranges from 13.64% at the valuation minimum and 14.52% at the midpoint to 15.39% and 16.36% at the maximum and adjusted maximum, respectively. However, we note that the Bank’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Bank in generating a competitive ROA and ROE and advancing the other valuation metrics to trading market levels.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Conclusion

It is our opinion that, as of May 9, 2011, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within a Valuation Range of $53,550,000 to $72,450,000 with a midpoint of $63,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $83,317,500.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 28

Comparative Pro Forma Market Valuation Analysis

Asheville Saving Bank, S.S.B. and the Comparative Group

Computed from Market Price Data as of May 9, 2011

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)

Asheville Savings Bank, S.S.B.(1)
Pro Forma Minimum	10.00	53.6	NM	NM	49.3	49.3	6.73	13.64	13.64	0.00
Pro Forma Midpoint	10.00	63.0	NM	NM	53.9	53.9	7.83	14.52	14.52	0.00
Pro Forma Maximum	10.00	72.5	NM	NM	57.9	57.9	8.92	15.39	15.39	0.00
Pro Forma Adj. Maximum	10.00	83.3	NM	NM	62.0	62.0	10.14	16.36	16.36	0.00

Comparative Group Average	NA	51.4	17.2	22.5	66.6	68.8	6.85	10.46	10.19	0.94
Comparative Group Median	NA	48.7	18.3	19.0	67.2	72.5	5.53	9.79	9.41	0.00

All Public Thrift Average(2)	NA	339.1	20.7	24.7	80.8	87.2	9.37	11.85	11.15	1.59
All Public Thrift Median(2)	NA	63.3	17.9	17.1	82.3	85.1	8.66	10.98	10.00	1.06

Comparative Group
BCSB Bancorp, Inc.	13.37	42.7	NM	NM	84.6	84.7	6.83	8.08	8.07	0.00
CFS Bancorp, Inc.	5.49	59.7	18.3	19.3	52.5	52.5	5.22	9.94	9.94	0.73
Citizens Community Bancorp, Inc.	5.25	26.8	NM	NM	51.8	52.6	4.63	8.93	8.81	0.00
Citizens South Banking Corporation	4.75	54.7	NM	NM	76.2	77.8	5.35	8.86	8.72	0.84
Community Financial Corporation	3.14	13.7	20.9	20.9	37.3	37.3	2.66	9.29	9.29	0.00
First Savings Financial Group, Inc.	16.00	37.9	11.3	8.3	67.6	79.2	7.39	10.93	9.48	0.00
Home Bancorp, Inc.	14.79	119.6	23.9	18.6	90.2	91.4	17.08	18.93	18.73	0.00
HopFed Bancorp, Inc.	8.20	60.2	18.2	57.2	66.7	67.2	5.70	10.08	10.02	3.90
Jefferson Bancshares, Inc.	3.45	22.9	NM	NM	41.0	42.6	3.96	9.67	9.34	0.00
Teche Holding Company	36.41	75.9	10.9	10.9	97.8	102.7	9.70	9.92	9.49	3.95

(1)

Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $53.6 million at the minimum, $63.0 million at the midpoint, $72.5 million at the maximum, and $83.3 million at the adjusted maximum of the valuation range.

(2)	Excludes companies subject to mutual holding company ownership or pending acquisition.

Source: Asheville Savings Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California State Legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Asheville Savings Bank, S.S.B.

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	March 31, 2011	December 31,
		2010	2009
ASSETS
Cash and due from banks	$8,399	$7,836	$10,316
Interest-bearing deposits with banks	18,037	16,398	12,860
Investment securities, available for sale	198,596	175,445	90,057
Investment securities, held to maturity	5,720	5,948	6,958
Federal Home Loan Bank stock	3,970	3,970	3,993
Loans receivable	484,729	500,003	597,601
Allowance for loan losses	(12,632)	(12,676)	(8,994)

Loans receivable, net	472,097	487,327	588,607
Loans held for sale	1,263	8,386	3,890
Foreclosed real estate, net	10,506	10,650	3,699
Premises and equipment, net	14,624	14,844	14,980
Other assets	17,497	19,161	13,947

TOTAL ASSETS	$750,709	$749,965	$749,307

LIABILITIES AND EQUITY
Total deposits	$616,586	$619,757	$608,538
Federal Home Loan Bank advances	60,000	60,000	60,000
Overnight and short-term borrowings	1,404	1,008	1,694
Other liabilities	9,424	6,319	5,426

Total liabilities	687,414	687,084	675,658

Retained earnings	67,107	66,522	75,950
Accumulated other comprehensive loss, net	(3,812)	(3,641)	(2,331)

Total equity	63,295	62,881	73,649

TOTAL LIABILITIES AND EQUITY	$750,709	$749,965	$749,307

Source: Asheville Savings Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Asheville Savings Bank, S.S.B.

For the Years Ended December 31, 2009 and 2010

And the Three Months Ended March 31, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,

	2011	2010	2010	2009

Total interest and dividend income	$7,382	$8,678	$32,815	$35,654
Total interest expense	2,304	3,051	11,444	14,772

Net interest income	5,078	5,627	21,371	20,882

Provision for loan losses	657	1,859	22,419	4,655

Net interest income (loss) after provision	4,421	3,768	(1,048)	16,227

Deposit and other service charge income	846	942	3,688	3,612
Income from debit card services	295	262	1,176	998
Mortgage banking income	367	210	1,419	1,433
Gain on sale of investment securities	—	486	798	539
Other non-interest income	172	158	602	584

Total non-interest income	1,680	2,058	7,683	7,166

Salaries and employee benefits	2,530	2,584	9,652	10,374
Occupancy expense, net	753	761	3,099	3,018
Foreclosed property expenses	98	19	2,014	(20)
Data processing fees	418	352	1,511	1,557
Federal deposit insurance premiums	—	253	1,037	1,414
Advertising	139	42	805	834
Professional and outside services	238	158	778	652
Other expenses	809	785	3,271	3,242

Total non-interest expense	5,232	5,154	22,167	21,071

Income (loss) before income tax provision	869	672	(15,532)	2,322
Income tax provision (benefit)	284	242	(6,074)	791

Net income (loss)	$585	$430	$(9,458)	$1,531

Source: Asheville Savings Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	March 31, 2011		December 31,
			2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial
Commercial mortgage	$162,675	33.53%	$164,553	32.88%	$197,239	32.98%
Construction & land development	27,830	5.74	28,473	5.68	30,158	5.04
Commercial and industrial	15,764	3.25	17,656	3.53	22,794	3.81

Total	206,269	42.52	210,682	42.10	250,191	41.83

Non-commercial
Residential mortgage	$177,846	36.65	$180,439	36.06	$190,965	31.93
Construction & land development 1-4 family residential	7,864	1.62	8,670	1.73	15,141	2.53
Revolving mortgage	52,042	10.73	53,432	10.68	55,038	9.20
Consumer	41,315	8.48	47,212	9.43	86,768	14.51

Total	278,887	57.48	289,753	57.90	347,912	58.17

Total loans	485,156	100.00%	500,435	100.00%	598,103	100.00%

Less:
Deferred loan origination fees	427		432		502
Allowance for loan losses	12,632		12,676		8,994

Loans receivable, net	$472,097		$487,327		$588,607

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Net Loan Activity

For the Years Ended December 31, 2009 and 2010

And the Three Months Ended March 31, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2011	2010	2010	2009

Total loans at beginning of period	$495,713	$592,497	$592,497	$586,618

Loans originated
Commercial loans:
Commercial mortgage	1,520	1,161	43,547	74,382
Commercial and land development	586	54	—	—
Commercial and industrial	450	881	7,737	10,742

Non-commercial loans:
Residential mortgage	29,463	28,715	121,439	131,017
Commercial and land development	618	—	15,845	12,142
Revolving mortgage	208	1,433	7,966	20,524
Consumer	88	123	523	26,248

Total loans originated	32,933	32,367	197,057	275,055

Loans purchased
Commercial loans:
Commercial mortgage	—	18	2,191	6,209
Commercial and land development	104	26	41	—

Total loans purchased	104	44	2,232	6,209

Deduct:
Loan principal repayments	28,966	28,021	163,910	151,368
Loan sales	25,468	15,958	97,103	116,352
Foreclosed loans transferred to REO	200	688	12,585	2,968
Charge-offs	804	1,817	18,863	2,193
Deductions for other items (1)	(48)	70	3,612	2,504

Net loan activity	(22,353)	(14,143)	(96,784)	5,879

Total loans at end of period	$473,360	$578,354	$495,713	$592,497

(1)	Other items consist of fees, allowance for loan losses, and loans in process.

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Investment Portfolio Composition

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	March 31,		December 31,
	2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Securities available for sale
U.S. government agencies and corporations	$62,732	$62,250	$50,254	$50,043	$25,048	$25,108
Mortgage-backed securities and related securities	131,734	131,216	121,896	121,449	60,880	61,338
State and local government	4,494	4,460	3,379	3,287	1,026	1,030
Other debt securities	—	—	—	—	2,070	1,944
Other equity securities	669	670	664	666	641	637

	199,629	198,596	176,193	175,445	89,665	90,057

Securities held to maturity
U.S. government agencies and corporations	$1,087	$1,151	$1,090	$1,168	$1,102	$1,096
Mortgage-backed securities and related securities	2,223	2,362	2,449	2,598	3,452	3,590
State and local government	2,410	2,484	2,409	2,432	2,404	2,498
Other debt securities	—	—	—	—	—	—
Other equity securities	—	—	—	—	—	—

	5,720	5,997	5,948	6,198	6,958	7,184

Total investment securities	$205,349	$204,593	$182,141	$181,643	$96,623	$97,241

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Deposit Account Distribution

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	March 31,		December 31,
	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent

Non-interest bearing deposits	$45,039	7.30%	$44,996	7.26%	$37,715	6.20%

Interest-bearing deposits:
NOW accounts	135,347	21.95	134,836	21.76	125,648	20.65
Money market accounts	133,075	21.58	131,138	21.16	117,866	19.37
Savings accounts	22,461	3.64	21,384	3.45	18,973	3.12
Certificates of deposit	280,664	45.53	287,403	46.37	308,336	50.67

Total interest-bearing deposits	571,547	92.70	574,761	92.74	570,823	93.80

Total deposits	$616,586	100.00%	$619,757	100.00%	$608,538	100.00%

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7

Borrowed Funds Distribution

As of or For the Years Ended December 31, 2009 and 2010

And As of or For the Three Months Ended March 31, 2011

(Dollars in Thousands)

	Three Months Ended March 31, 2011

		Year Ended December 31,

		2010	2009

FHLB Advances
Average balance outstanding	$60,000	$60,000	$60,000
Maximum outstanding at any month-end	60,000	60,000	60,000
Balance outstanding at period-end	60,000	60,000	60,000
Weighted average rate during period	4.03%	4.03%	4.03%
Weighted average rate at end of period	4.03%	4.03%	4.02%

Overnight and short-term borrowings
Average balance outstanding	$1,737	$1,189	$4,051
Maximum outstanding at any month-end	1,617	1,638	30,783
Balance outstanding at period-end	1,404	1,008	1,694
Weighted average rate during period	0.47%	0.25%	0.37%
Weighted average rate at end of period	0.22%	0.33%	0.28%

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8

Office Properties

As of March 31, 2011

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value ($000s)
Banking Centers

Downtown Asheville (Main Office) 11 Church Street Asheville, North Carolina 28801	1936	24,124	Owned	—	$3,662

Black Mountain 300 West State Street Black Mountain, North Carolina 28711	1960	4,500	Owned	—	322

Mars Hill 105 North Main Street Mars Hill, North Carolina 28754	1974	2,500	Owned	—	1,373

Skyland 1879 Hendersonville Road Asheville, North Carolina 28803	1976	3,108	Owned	—	706

East Asheville 10 South Tunnel Road Asheville, North Carolina 28805	1978	3,570	Owned	—	133

North Asheville 778 Merrimon Avenue Asheville, North Carolina 28804	1979	9,846	Owned	—	447

West Asheville 1012 Patton Avenue Asheville, North Carolina 28806	1981	3,670	Owned	—	383

Marion 162 North Main Street Marion, North Carolina 28752	1981	6,000	Owned	—	197

Hendersonville 601 North Main Street Hendersonville, North Carolina 28792	1992	4,000	Owned	—	660

Brevard 2 Market Street Brevard, North Carolina 28712	1995	2,100	Owned	—	869

Reynolds 5 Olde Eastwood Village Boulevard Asheville, North Carolina 28803	2001	3,500	Owned	—	1,069

Enka-Candler 907 Smoky Park Highway Candler, North Carolina 28715	2003	3,500	Owned	—	1,080

Fletcher 3551 Hendersonville Road Fletcher, North Carolina 28732	2008	3,415	Lot Leased Structure Owned	1/31/2027	1,017

Other Offices

Operations Center 901 Smoky Park Highway Candler, North Carolina 28715	2003	46,000	Leased	4/30/2017	465

Commercial Lending 11 Church Street Asheville, North Carolina 28801	1998	1,940	Owned	—	—	(1)

(1)	Net book value is reflected in net book value for main office location.

Source: Asheville Savings Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/09/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)

All Public Thrifts(1)
Alliance Bancorp, Inc.	PA	ALLB	472	18.15	18.15	0.34	2.93	10.92	59.8	39.0	NA	NA	NA	NA	1.47
Anchor Bancorp	WA	ANCB	510	12.18	12.18	NA	NA	10.00	25.5	NA	NA	41.0	41.0	5.00	0.00
Anchor BanCorp Wisconsin Inc.	WI	ABCW	3,581	(0.27)	(0.27)	(1.22)	(185.57)	0.72	15.6	NM	NM	NM	NM	0.45	0.00
Astoria Financial Corporation	NY	AF	17,707	7.14	6.16	0.46	7.14	14.22	1,400.6	15.1	14.9	110.8	129.8	7.91	3.66
Athens Bancshares Corporation	TN	AFCB	284	17.56	17.44	0.63	3.51	13.53	37.6	19.9	20.0	75.4	76.1	13.25	1.48
Atlantic Coast Financial Corporation	FL	ACFC	810	6.77	6.76	(1.70)	(27.55)	9.73	25.6	NM	NA	NA	NA	NA	0.00
Bank Mutual Corporation	WI	BKMU	2,529	12.47	10.58	(2.29)	(19.83)	3.76	172.9	NM	NM	55.1	66.5	6.82	1.06
BankAtlantic Bancorp, Inc.	FL	BBX	4,471	(0.20)	(0.52)	(3.19)	(206.35)	0.93	57.6	NM	NM	NM	NM	1.31	0.00
BankFinancial Corporation	IL	BFIN	1,531	16.55	15.15	(0.28)	(1.64)	8.74	184.2	NM	NM	72.7	80.8	12.03	3.20
BankUnited, Inc.	FL	BKU	10,808	13.29	12.74	NA	NA	27.89	2,712.0	45.7	NA	188.7	198.2	25.09	2.01
BCSB Bancorp, Inc.	MD	BCSB	625	8.08	8.07	0.23	2.36	13.37	42.7	NM	NM	84.6	84.7	6.83	0.00
Beacon Federal Bancorp, Inc.	NY	BFED	1,034	10.77	10.77	0.53	5.18	14.29	91.7	15.5	13.7	82.3	82.3	8.87	1.40
Berkshire Hills Bancorp, Inc.	MA	BHLB	2,885	13.52	8.02	0.47	3.39	21.13	354.5	22.0	17.6	76.5	137.0	10.34	3.03
BofI Holding, Inc.	CA	BOFI	1,736	8.19	8.19	1.29	14.76	16.29	168.6	9.0	9.4	123.0	123.0	9.74	0.00
Broadway Financial Corporation	CA	BYFC	484	6.79	6.79	0.37	5.85	2.25	3.9	5.1	5.1	23.4	23.4	0.84	0.00
Brookline Bancorp, Inc.	MA	BRKL	3,058	16.36	14.90	1.06	5.76	8.87	524.0	18.9	18.7	105.3	117.7	17.15	3.83
Cape Bancorp, Inc.	NJ	CBNJ	1,062	13.29	11.37	1.10	8.79	10.39	138.3	10.9	10.8	98.0	117.1	13.03	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,798	20.61	20.61	0.42	3.59	10.98	1,839.1	52.3	29.5	91.1	91.1	18.77	2.73
Carver Bancorp, Inc.	NY	CARV	744	4.42	4.40	(4.56)	(62.62)	0.58	1.5	NM	NA	15.5	15.7	0.20	0.00
Central Bancorp, Inc.	MA	CEBK	488	9.66	9.25	0.33	3.74	18.85	31.7	27.7	30.1	84.7	90.1	6.63	1.06
Central Federal Corporation	OH	CFBK	275	5.81	5.77	(2.41)	(35.52)	1.07	4.4	NM	NM	49.5	50.2	1.65	0.00
CFS Bancorp, Inc.	IN	CITZ	1,144	9.94	9.94	0.29	2.86	5.49	59.7	18.3	19.3	52.5	52.5	5.22	0.73
Chicopee Bancorp, Inc.	MA	CBNK	582	15.82	15.82	0.10	0.59	14.37	85.9	NM	184.1	93.4	93.4	14.77	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	580	8.93	8.81	(1.29)	(13.94)	5.25	26.8	NM	NM	51.8	52.6	4.63	0.00
Citizens South Banking Corporation	NC	CSBC	1,041	8.86	8.72	(0.24)	(2.68)	4.75	54.7	NM	NM	76.2	77.8	5.35	0.84
CMS Bancorp, Inc.	NY	CMSB	246	8.78	8.78	0.07	0.73	8.92	16.6	NM	NM	77.1	77.1	6.77	0.00
Colonial Financial Services, Inc.	NJ	COBK	590	11.76	11.76	0.67	6.83	12.72	53.3	13.1	12.9	76.8	76.8	9.02	0.00
Community Financial Corporation	VA	CFFC	528	9.29	9.29	0.26	2.86	3.14	13.7	20.9	20.9	37.3	37.3	2.66	0.00
Dime Community Bancshares, Inc.	NY	DCOM	4,143	8.14	6.88	1.05	13.32	14.54	504.3	11.4	NA	149.6	179.2	12.17	3.85
Eagle Bancorp Montana, Inc.	MT	EBMT	335	15.82	15.82	0.75	4.94	11.25	45.9	17.9	17.9	86.8	86.8	13.73	2.49

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/09/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)

Elmira Savings Bank, FSB	NY	ESBK	494	11.50	9.13	0.98	8.62	17.15	33.7	10.0	10.3	NA	NA	NA	4.66
ESB Financial Corporation	PA	ESBF	1,925	8.79	6.73	0.80	9.02	12.85	191.1	12.9	12.9	112.0	149.3	9.88	2.59
ESSA Bancorp, Inc.	PA	ESSA	1,094	14.86	14.86	0.40	2.50	11.86	151.6	32.1	37.9	NA	NA	NA	1.69
FedFirst Financial Corporation	PA	FFCO	339	17.50	17.18	0.16	1.04	14.65	43.8	NM	NA	NA	NA	NA	0.82
FFD Financial Corporation	OH	FFDF	211	8.89	8.89	0.69	7.78	14.25	14.4	10.0	NA	NA	NA	NA	4.77
Fidelity Bancorp, Inc.	PA	FSBI	685	7.29	NA	0.07	1.00	9.38	28.7	NM	14.8	66.7	NA	4.24	0.85
First Advantage Bancorp	TN	FABK	345	19.33	19.33	0.49	2.48	13.16	61.0	33.7	35.1	81.0	81.0	15.66	1.52
First Bancshares, Inc.	MO	FBSI	204	10.05	10.00	(1.54)	(14.31)	6.05	9.4	NM	NM	45.7	45.9	4.59	0.00
First Capital, Inc.	IN	FCAP	449	NA	NA	0.83	NA	16.50	46.0	12.2	12.1	NA	NA	NA	4.61
First Clover Leaf Financial Corp.	IL	FCLF	575	13.45	11.53	0.65	4.88	6.99	55.0	14.3	15.0	71.3	85.0	9.59	3.43
First Community Bank Corporation	FL	FCFL	471	6.11	6.11	(3.62)	(48.79)	0.27	2.3	NM	NM	14.4	14.4	0.33	0.00
First Defiance Financial Corp.	OH	FDEF	2,062	12.76	10.00	0.45	3.85	14.30	139.0	16.3	14.1	61.4	85.2	6.87	0.00
First Federal Bancshares of Arkansas	AR	FFBHD	578	6.02	6.02	(1.01)	(15.78)	10.44	171.2	NM	NM	54.7	54.7	1.80	0.00
First Federal of North. Mich. Bancp.	MI	FFNM	215	10.91	10.68	0.09	0.84	3.38	9.7	48.3	NM	41.5	42.5	4.52	0.00
First Financial Holdings, Inc.	SC	FFCH	3,302	9.43	8.39	(0.37)	(3.88)	10.32	170.6	NM	NM	69.2	81.6	5.27	1.94
First Financial Northwest, Inc.	WA	FFNW	1,184	14.91	14.91	(2.78)	(19.17)	6.20	116.6	NM	NM	66.1	66.1	9.85	0.00
First PacTrust Bancorp, Inc.	CA	FPTB	835	16.25	16.25	0.30	2.33	14.33	124.6	62.3	NM	102.8	102.8	16.70	2.93
First Place Financial Corp.	OH	FPFC	3,153	8.01	7.75	(0.97)	(11.45)	1.94	33.6	NM	NM	18.0	18.9	1.07	0.00
First Savings Financial Group, Inc.	IN	FSFG	513	10.93	9.48	0.61	5.66	16.00	37.9	11.3	8.3	67.6	79.2	7.39	0.00
Flagstar Bancorp, Inc.	MI	FBC	13,017	9.50	9.50	(2.34)	(27.39)	1.42	786.5	NM	NM	79.7	79.7	6.16	0.00
Flushing Financial Corporation	NY	FFIC	4,317	9.13	8.76	0.91	10.13	14.21	446.0	11.2	10.6	113.1	118.3	10.32	3.66
Fox Chase Bancorp, Inc.	PA	FXCB	1,071	19.31	19.31	0.30	1.84	13.34	194.1	53.4	84.7	93.8	93.8	18.12	0.60
Franklin Financial Corporation	VA	FRNK	NA	NA	NA	NA	NA	11.88	169.9	NA	NA	NA	NA	NA	0.00
Hampden Bancorp, Inc.	MA	HBNK	575	16.15	16.15	0.33	2.03	13.25	90.1	45.7	44.1	NA	NA	NA	0.91
Harleysville Savings Financial Corp.	PA	HARL	856	6.42	6.42	0.58	9.27	14.89	55.6	11.2	NA	101.0	101.0	6.49	5.10
Heritage Financial Group, Inc.	GA	HBOS	952	12.75	12.31	0.25	2.22	12.24	106.6	53.2	NM	87.9	91.4	11.20	0.98
HF Financial Corp.	SD	HFFC	1,207	7.91	7.58	0.31	4.06	11.05	77.1	20.1	19.0	80.7	84.6	6.39	4.07
Hingham Institution for Savings	MA	HIFS	1,033	7.26	7.26	1.09	15.06	51.24	108.8	10.1	10.1	145.1	145.1	10.54	1.87
HMN Financial, Inc.	MN	HMNF	879	7.92	7.92	(2.87)	(31.81)	3.00	13.2	NM	NM	29.1	29.1	1.54	0.00
Home Bancorp, Inc.	LA	HBCP	700	18.93	18.73	0.66	3.50	14.79	119.6	23.9	18.6	90.2	91.4	17.08	0.00
Home Federal Bancorp, Inc.	ID	HOME	1,336	14.84	14.61	(0.39)	(2.30)	10.89	180.4	NM	NA	91.0	92.7	13.50	2.02

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/09/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)

Home Federal Bancorp, Inc.	LA	HFBL	218	23.17	23.17	0.98	4.84	13.06	39.8	19.8	NA	NA	NA	NA	1.84
HopFed Bancorp, Inc.	KY	HFBC	1,074	10.08	10.02	0.26	2.57	8.20	60.2	18.2	57.2	66.7	67.2	5.70	3.90
Hudson City Bancorp, Inc.	NJ	HCBK	52,429	9.02	8.75	(0.28)	(3.02)	9.41	4,956.2	NM	NM	104.8	108.4	9.45	3.40
Jacksonville Bancorp, Inc.	IL	JXSB	308	11.89	11.10	0.77	7.08	12.74	24.5	10.5	11.7	NA	NA	NA	2.35
Jefferson Bancshares, Inc.	TN	JFBI	578	9.67	9.34	(3.75)	(39.57)	3.45	22.9	NM	NM	41.0	42.6	3.96	0.00
Kaiser Federal Financial Group, Inc.	CA	KFFG	902	17.22	NA	0.95	7.11	12.27	117.3	13.9	13.9	NA	NA	NA	1.63
Louisiana Bancorp, Inc.	LA	LABC	324	18.79	18.79	0.79	3.96	15.20	55.1	20.8	NA	90.3	90.3	16.97	0.00
LSB Financial Corp.	IN	LSBI	372	9.57	9.57	0.56	6.09	15.60	24.2	11.5	11.5	68.1	68.1	6.52	0.00
Mayflower Bancorp, Inc.	MA	MFLR	245	8.51	8.51	0.54	6.53	9.00	18.7	13.8	16.4	89.6	89.6	7.62	2.67
Meta Financial Group, Inc.	IA	CASH	1,130	6.26	6.16	1.14	16.36	14.35	44.7	3.7	3.5	63.1	64.2	3.95	3.62
MutualFirst Financial, Inc.	IN	MFSF	1,447	9.05	8.78	0.31	3.40	8.04	56.2	20.6	12.9	56.7	59.2	3.97	2.99
NASB Financial, Inc.	MO	NASB	1,337	12.70	12.53	0.49	4.20	13.78	108.4	15.5	17.9	63.8	64.8	8.11	0.00
New Hampshire Thrift Bancshares, Inc.	NH	NHTB	1,002	9.35	6.67	0.83	8.93	12.90	74.5	9.7	11.8	89.0	135.6	7.51	4.03
New York Community Bancorp, Inc.	NY	NYB	41,047	13.50	7.87	1.32	10.03	16.16	7,067.5	13.0	NA	127.6	232.9	17.22	6.19
Newport Bancorp, Inc.	RI	NFSB	450	11.17	11.17	0.44	4.00	14.35	50.1	24.3	25.1	99.7	99.7	11.14	0.00
North Central Bancshares, Inc.	IA	FFFD	452	10.87	10.74	0.37	3.47	16.64	22.5	19.1	19.2	57.6	58.6	5.09	0.24
Northwest Bancshares, Inc.	PA	NWBI	8,122	15.85	13.99	0.76	4.72	12.25	1,299.6	21.5	20.4	102.5	118.7	16.25	3.59
OBA Financial Services, Inc.	MD	OBAF	354	22.75	22.75	(0.08)	(0.42)	14.75	68.3	NA	NA	84.7	84.7	19.27	0.00
Ocean Shore Holding Co.	NJ	OSHC	861	11.81	11.81	0.63	5.29	12.55	91.6	16.1	15.9	90.0	90.0	10.63	1.91
OceanFirst Financial Corp.	NJ	OCFC	2,263	9.10	9.10	0.94	10.73	14.01	264.0	12.1	12.1	128.2	128.2	11.66	3.43
OmniAmerican Bancorp, Inc.	TX	OABC	1,335	14.86	14.86	0.14	0.82	14.58	172.6	NM	107.0	87.0	87.0	12.93	0.00
Oneida Financial Corp.	NY	ONFC	683	12.70	9.36	0.74	5.95	8.84	63.3	13.8	12.8	NA	NA	NA	5.43
Oritani Financial Corp.	NJ	ORIT	2,557	25.28	25.28	0.71	3.10	12.14	682.3	37.9	38.0	105.6	105.6	26.68	3.29
Park Bancorp, Inc.	IL	PFED	212	8.51	8.51	(2.48)	(24.52)	3.65	4.4	NM	NM	24.2	24.2	2.06	0.00
Parkvale Financial Corporation	PA	PVSA	1,801	6.88	5.42	(0.83)	(12.20)	10.42	58.2	NM	8.5	63.2	90.5	3.29	0.77
Peoples Federal Bancshares, Inc.	MA	PEOP	529	22.04	22.04	(0.02)	(0.09)	13.99	99.9	NA	NA	85.8	85.8	18.90	0.00
People’s United Financial, Inc.	CT	PBCT	24,962	20.67	13.94	0.54	2.32	13.48	4,847.5	38.5	31.1	92.7	149.2	19.17	4.67
Provident Financial Holdings, Inc.	CA	PROV	1,339	10.42	10.42	1.04	10.84	8.10	92.5	6.5	6.8	66.3	66.3	6.91	0.49
Provident Financial Services, Inc.	NJ	PFS	6,794	13.63	NA	0.76	5.60	13.98	839.3	15.4	14.5	90.6	NA	12.35	3.43
Provident New York Bancorp	NY	PBNY	2,919	14.40	9.31	0.70	4.80	9.17	348.8	17.0	22.0	83.1	136.1	11.96	2.62
Pulaski Financial Corp.	MO	PULB	1,338	8.87	8.59	0.75	8.94	7.19	79.0	8.9	8.8	90.4	94.8	6.05	5.29

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/09/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)

PVF Capital Corp.	OH	PVFC	777	9.58	9.58	(1.17)	(12.22)	1.90	48.8	NM	NM	65.5	65.5	6.28	0.00
River Valley Bancorp	IN	RIVR	387	8.34	8.32	0.62	7.52	15.65	23.7	11.8	NA	86.9	87.1	6.20	5.37
Riverview Bancorp, Inc.	WA	RVSB	859	12.50	9.79	0.51	4.29	3.16	71.0	13.2	13.0	66.4	87.5	8.27	0.00
Rockville Financial, Inc.	CT	RCKB	1,678	9.92	9.86	0.76	7.48	9.61	283.5	21.8	22.1	164.1	165.2	16.27	1.78
Severn Bancorp, Inc.	MD	SVBI	968	10.98	10.94	0.22	2.01	4.45	44.8	NM	NA	56.7	56.9	4.76	0.00
SI Financial Group, Inc.	CT	SIFI	929	13.87	13.49	0.30	3.11	10.10	106.8	38.8	42.7	82.9	85.6	11.49	1.19
SP Bancorp, Inc.	TX	SPBC	239	13.44	13.44	0.23	2.65	11.99	20.7	NM	115.4	64.4	64.4	8.66	0.00
Standard Financial Corp.	PA	STND	436	17.35	15.50	0.53	3.72	15.34	53.3	NA	NA	70.6	80.8	12.25	0.00
Teche Holding Company	LA	TSH	782	9.92	9.49	0.92	9.07	36.41	75.9	10.9	10.9	97.8	102.7	9.70	3.95
Territorial Bancorp Inc.	HI	TBNK	1,488	15.29	15.29	0.87	5.56	20.29	243.1	18.3	18.5	107.3	107.3	16.40	1.77
TF Financial Corporation	PA	THRD	684	10.85	10.26	0.46	4.39	21.99	62.1	18.2	18.2	83.6	89.0	9.07	0.91
Timberland Bancorp, Inc.	WA	TSBK	744	11.77	11.04	0.43	3.62	5.91	41.6	19.7	16.6	58.1	63.5	5.72	0.00
TrustCo Bank Corp NY	NY	TRST	4,008	6.45	6.44	0.77	11.59	5.75	444.9	14.7	16.0	171.8	172.2	11.08	4.57
United Community Financial Corp.	OH	UCFC	2,115	8.39	8.37	(1.29)	(14.58)	1.31	40.5	NM	NM	22.9	22.9	1.92	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,600	14.01	13.54	0.69	4.80	15.97	257.2	22.5	21.9	114.7	119.3	16.07	2.00
ViewPoint Financial Group, Inc.	TX	VPFG	2,796	14.30	14.26	0.77	6.01	12.49	435.1	18.4	20.4	108.8	109.1	15.56	1.60
Washington Federal, Inc.	WA	WFSL	13,389	13.73	NA	0.58	4.29	15.40	1,725.9	22.0	24.0	93.9	NA	12.89	1.56
Wayne Savings Bancshares, Inc.	OH	WAYN	409	9.28	8.83	0.54	5.83	8.40	25.2	11.1	10.9	66.4	70.2	6.16	2.86
Westfield Financial, Inc.	MA	WFD	1,241	17.68	NA	0.24	1.26	8.82	247.4	NM	NM	112.8	NA	19.94	2.72
Wolverine Bancorp, Inc.	MI	WBKC	314	13.35	13.35	(1.16)	(8.23)	14.50	36.4	NA	NA	NA	NA	NA	0.00
WSB Holdings, Inc.	MD	WSB	409	12.79	12.79	(0.96)	(7.46)	3.10	24.8	NM	NA	47.3	47.3	6.06	0.00
WSFS Financial Corporation	DE	WSFS	3,952	9.39	NA	0.46	5.08	42.79	367.8	23.0	28.1	115.4	NA	9.43	1.12
WVS Financial Corp.	PA	WVFC	247	11.46	11.46	0.20	2.22	8.75	18.0	29.2	29.2	63.5	63.5	7.28	1.83

Average	NA	NA	2,794	11.85	11.15	0.03	(3.69)	NA	339.1	20.7	24.7	80.8	87.2	9.37	1.59
Median	NA	NA	890	10.98	10.00	0.43	3.50	NA	63.3	17.9	17.1	82.3	85.1	8.66	1.06

(1)	Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: SNL Financial; Feldman Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.80%, which represented the yield on two-year U.S. Treasury securities at March 31, 2011. The effective combined federal and state corporate income tax rate was assumed to be 38.0%, resulting in a net after-tax yield of 0.50%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 15-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. Pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.11 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.11 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.47%; and a volatility rate of 22.56% based on an index of publicly traded thrift institutions.

7.	Total fixed offering expenses, excluding marketing agent fees, are estimated at $1.36 million. The marketing agent will receive a success fee equal to 1.0% of the aggregate dollar amount of common stock sold in the subscription and community offerings, excluding shares purchased by the ESOP or by the Bank’s officers, directors, employees, and their family members.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Asheville Savings Bank, S.S.B.

Historical Financial Data as of March 31, 2011

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	5,355,000	6,300,000	7,245,000	8,331,750
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$53,550	$63,000	$72,450	$83,318
Less: estimated offering expenses	(1,837)	(1,924)	(2,010)	(2,110)

Net offering proceeds	51,713	61,076	70,440	81,207
Less: ESOP purchase	(4,284)	(5,040)	(5,796)	(6,665)
Less: RSP purchase	(2,142)	(2,520)	(2,898)	(3,333)

Net investable proceeds	$45,287	$53,516	$61,746	$71,209

Net Income:
Historical LTM ended 3/31/11	($9,303)	($9,303)	($9,303)	($9,303)
Pro forma income on net proceeds	226	268	309	356
Pro forma ESOP adjustment	(177)	(208)	(240)	(276)
Pro forma RSP adjustment	(266)	(312)	(359)	(413)
Pro forma option adjustment	(398)	(469)	(539)	(620)

Pro forma net income	($9,918)	($10,024)	($10,132)	($10,256)

Pro forma earnings per share	($2.00)	($1.72)	($1.51)	($1.33)

Core Earnings:
Historical LTM ended 3/31/11	($9,496)	($9,496)	($9,496)	($9,496)
Pro forma income on net proceeds	226	268	309	356
Pro forma ESOP adjustment	(177)	(208)	(240)	(276)
Pro forma RSP adjustment	(266)	(312)	(359)	(413)
Pro forma option adjustment	(398)	(469)	(539)	(620)

Pro forma core earnings	($10,111)	($10,217)	($10,325)	($10,449)

Pro forma core earnings per share	($2.04)	($1.75)	($1.54)	($1.36)

Total Equity	$63,295	$63,295	$63,295	$63,295
Net offering proceeds	51,713	61,076	70,440	81,207
Less: ESOP purchase	(4,284)	(5,040)	(5,796)	(6,665)
Less: RSP purchase	(2,142)	(2,520)	(2,898)	(3,333)

Pro forma total equity	$108,582	$116,811	$125,041	$134,504

Pro forma book value	$20.28	$18.54	$17.26	$16.14

Tangible Equity	$63,295	$63,295	$63,295	$63,295
Net offering proceeds	51,713	61,076	70,440	81,207
Less: ESOP purchase	(4,284)	(5,040)	(5,796)	(6,665)
Less: RSP purchase	(2,142)	(2,520)	(2,898)	(3,333)

Pro forma tangible equity	$108,582	$116,811	$125,041	$134,504

Pro forma tangible book value	$20.28	$18.54	$17.26	$16.14

Total Assets	$750,709	$750,709	$750,709	$750,709
Net offering proceeds	51,713	61,076	70,440	81,207
Less: ESOP purchase	(4,284)	(5,040)	(5,796)	(6,665)
Less: RSP purchase	(2,142)	(2,520)	(2,898)	(3,333)

Pro forma total assets	$795,996	$804,225	$812,455	$821,918

Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM	NM
Price / Core EPS	NM	NM	NM	NM
Price / Book Value	49.3%	53.9%	57.9%	62.0%
Price / Tangible Book Value	49.3%	53.9%	57.9%	62.0%
Price / Total Assets	6.73%	7.83%	8.92%	10.14%
Total Equity / Assets	13.64%	14.52%	15.39%	16.36%
Tangible Equity / Assets	13.64%	14.52%	15.39%	16.36%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Asheville Savings Bank, S.S.B.

Historical Financial Data as of March 31, 2011

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$-9,303,000
Core earnings — LTM	Y	-9,496,000
Net worth	B	63,295,000
Tangible net worth	B	63,295,000
Total assets	A	750,709,000
Expenses in conversion	X	2,010,490
Other proceeds not reinvested	O	8,694,000
ESOP purchase	E	5,796,000
ESOP expense (pre-tax)	F	387,097
RSP purchase	M	2,898,000
RSP expense (pre-tax)	N	579,032
Stock option expense (pre-tax)	Q	595,539
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.50%
Tax rate	T	38.00%
Shares for EPS	S	92.53%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	NM
Price / Core EPS	P/E	NM
Price / Book Value	P/B	57.94%
Price / Tangible Book	P/TB	57.94%
Price / Assets	P/A	8.92%

Pro Forma Calculation at Maximum Value
					Based on
V	=	(P/E /S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$72,450,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$72,450,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$72,450,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$72,450,000	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$72,450,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum	=	$63,000,000 x	0.85	=	$53,550,000
Midpoint	=	$63,000,000 x	1.00	=	$63,000,000
Maximum	=	$63,000,000 x	1.15	=	$72,450,000
Adj. Max.	=	$72,450,000 x	1.15	=	$83,317,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation Range

Computed from Market Price Data as of May 9, 2011

		Asheville	Comparative
Valuation		Savings	Group
Ratio	Symbol	Bank	Average	Median

Price / Book Value	P/B		66.6	67.2
Minimum	(%)	49.3	-26.0%	-26.6%
Midpoint		53.9	-19.1%	-19.8%
Maximum		57.9	-13.1%	-13.8%
Adj. Maximum		62.0	-6.9%	-7.7%

Price / Tangible Book	P/TB		68.8	72.5
Minimum	(%)	49.3	-28.3%	-32.0%
Midpoint		53.9	-21.7%	-25.7%
Maximum		57.9	-15.8%	-20.1%
Adj. Maximum		62.0	-9.9%	-14.5%

Price / LTM EPS	P/E		17.2	18.3
Minimum	(x)	NM	NA	NA
Midpoint		NM	NA	NA
Maximum		NM	NA	NA
Adj. Maximum		NM	NA	NA

Price / Core EPS	P/E		22.5	19.0
Minimum	(x)	NM	NA	NA
Midpoint		NM	NA	NA
Maximum		NM	NA	NA
Adj. Maximum		NM	NA	NA

Price / Total Assets	P/A		6.85	5.53
Minimum	(%)	6.73	-1.8%	21.7%
Midpoint		7.83	14.3%	41.8%
Maximum		8.92	30.2%	61.4%
Adj. Maximum		10.14	48.0%	83.5%

IV-4